Exhibit 10.13

EXECUTION VERSION

$125,000,000

CREDIT AGREEMENT

dated as of January 31, 2013

GLOBAL A&T ELECTRONICS LTD.,

as Company,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Syndication Agent

and Documentation Agent,

CITICORP INTERNATIONAL LIMITED,

as Security Agent,

BANK OF AMERICA, N.A.,

as Joint Mandated Lead Arranger and Joint Bookrunner,

CREDIT SUISSE AG, SINGAPORE BRANCH,

as Joint Mandated Lead Arranger and Joint Bookrunner,

JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS SINGAPORE BRANCH,

as Joint Mandated Lead Arranger and Joint Bookrunner,

and

UBS AG HONG KONG BRANCH,

as Joint Mandated Lead Arranger and Joint Bookrunner

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SCHEDULES

I	Guarantors
1.01A	Agreed Security Principles
1.01B	Unrestricted Subsidiaries
1.01C	Excluded Subsidiaries
2.01	Commitment
5.05	Certain Liabilities
5.10	Taxes
5.12	Subsidiaries and Other Equity Investments
6.11A	Security Interests and Guarantees (Closing Date)
6.11B	Security Interests and Guarantees (Post-Closing Date)
6.11C	Mortgaged Properties
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(k)	Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

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EXHIBITS

Form of

A	Committed Loan Notice
B	Subordination Terms
C-1	Pledge Agreement (Singapore law)
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Deed
H-1	Opinion of Counsel to Loan Parties (New York)
H-2	Opinion of Counsel to Loan Parties (Singapore)
H-3	Opinion of Counsel to Loan Parties (Cayman Islands)
H-4	Opinion of Counsel to Loan Parties (Hong Kong)
H-5	Opinion of Counsel to Loan Parties (Thailand)
H-6	Opinion of Counsel to Loan Parties (Taiwan)
I	Process Agent Letter
J	Subsidiary Borrower Assumption Letter
K	Joinder Agreement
L	Intercreditor Amendment Agreement
M	First Priority Intercreditor Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 31, 2013, among GLOBAL A&T ELECTRONICS LTD., a company incorporated in the Cayman Islands with registered address at Maples Corporate Services Limited (formerly known as M&C Corporate Services Limited), P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), each Subsidiary Borrower (as defined below) that becomes a party hereto and borrower hereunder in accordance with Section 2.13, (together with the Company, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent, and Citicorp International Limited, as Security Agent.

PRELIMINARY STATEMENTS

The Borrowers have requested that the Lenders extend credit to the Borrowers in the form of a Revolving Credit Facility in an initial aggregate Dollar Amount of $125,000,000. The Revolving Credit Facility may include one or more Letters of Credit from time to time.

The applicable Lenders have indicated their willingness to lend and one or more L/C Issuers will be appointed to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency or type of Loan, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency or type of Loan, or such other address (located in the same time zone as the replaced address) or account with respect to such currency or type of Loan as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common

Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Security Agent, the Taiwan Security Agent, the Syndication Agent, the Documentation Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Security Principles” means the “Agreed Security Principles” set out in Schedule 1.01A.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.20.

“Anti-Corruption Laws” means all statutes, enactments, by-laws, rules, regulations, notifications, circulars, case-law, orders, ordinances, guidelines, policies, directions and judgments of any Governmental Authority, in relation to anti-corruption, “Unlawful Contributions” (being any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Authority, or any candidate for public office), “Unlawful Payments”, (being any bribe, rebate, payoff, influence payment, kickback or other unlawful payment) issued, administered or enforceable against any Loan Party and its Subsidiaries, which shall include without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or the United Kingdom Bribery Act of 2010, and the rules and regulations thereunder and any applicable Laws of Singapore, Taiwan, the People’s Republic of China, Hong Kong and Thailand relating to Unlawful Contributions or Unlawful Payments.

“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over the Loan Parties and their Subsidiaries, or to which any Borrower or any of its Subsidiaries is subject.

“Applicable Rate” means:

(a) from the date of this Agreement to and including the date falling 6 months thereafter, a percentage per annum equal to (i) for Revolving Credit Loans, 4.25%, (ii) for Letter of Credit fees, 4.25%; and

(b) on and from the first day of each fiscal quarter thereafter (each, an “Adjustment Date”) to and including the immediately following Adjustment Date, a percentage per annum determined from the pricing grid below based upon the Net Leverage Ratio for the most recently ended Test Period immediately preceding such Adjustment Date, provided that if any Compliance Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Compliance Certificates otherwise proves to be false or incorrect such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand; provided further that if the Compliance Certificates (including any required financial information in support thereof) are not received by the Administrative Agent by the date required pursuant to Section 6.02, then the Applicable Rate shall be determined as if the Net Leverage Ratio for the immediately preceding Test Period is at Level I until such time as such Compliance Certificates and supporting information are received:

Level	Net Leverage Ratio	Applicable Rate
I	Greater than 2.75 to 1.00	4.25%
II	Greater than 2.50 to 1.00 and up to 2.75 to 1.00	4.00%
III	Greater than 2.25 to 1.00 and up to 2.50 to 1.00	3.75%
IV	Less than and up to 2.25 to 1.00	3.25%

“Appropriate Lender” means, at any time, (a) with respect to Loans, the Lenders, (b) (i) with respect to any Letters of Credit, the relevant L/C Issuers and (ii) with respect to any Letters of Credit issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Arrangers” means Bank of America, N.A., Credit Suisse AG, Singapore Branch, JPMorgan Chase Bank, N.A., acting through its Singapore Branch, and UBS AG Hong Kong Branch, each in its capacity as a Joint Mandated Lead Arranger under this Agreement.

“Asset Sale Proceeds” means, with respect to the Disposition of any asset by the Company or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and the fair market value of any Cash Equivalents received in connection with such Disposition (including any cash or Designated Non-cash Consideration received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition and that is required to be repaid (and is timely repaid) in connection with such Disposition (other than Indebtedness under the Loan Documents, the First Lien Notes and any Indebtedness under a Second Lien Facility), provided such Indebtedness is permitted under Section 7.03 of this Agreement, (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary out-of-pocket expenses and brokerage, consultant and other customary fees) actually incurred by the Company or such Restricted Subsidiary in connection with such Disposition, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction established in accordance with GAAP and it being understood that “Asset Sale Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Company or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve is not reversed within one hundred and eighty (180) days after such Disposition, the amount of such reserve.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company as of each of December 31, 2011, 2010 and 2009, and the related audited consolidated and combined statements of operations, business/stockholders’ equity and cash flows for the Company for the fiscal years ended December 31, 2011, 2010 and 2009, respectively.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of Revolving Credit Loans having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office with respect to the relevant Obligations is located and:

(a) if such day relates to any interest rate settings as to a Loan, any fundings, disbursements, settlements and payments in respect of any such Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b) if such day relates to the issuance of, drawing or reimbursement of a drawing under a Letter of Credit, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the office of the L/C Issuer with respect to such Letter of Credit is located.

“Capital Expenditures” means, for any period, the aggregate of (a) all cash expenditures by the Company and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated statement of cashflows of the Company and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures for such period, (c) the value of all assets under Capitalized Leases incurred by the Company and the Restricted Subsidiaries during such period (other than as a result of purchase accounting) and (d) less any capital grants received from a Governmental Authority that are reflected as a reduction of fixed assets in conformity with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute any part of Consolidated Lease Expense (but only to the extent included in the calculation of Consolidated EBITDA), (iv) expenditures that are accounted for as capital expenditures by the Company or any Restricted Subsidiary and that actually are paid for by a Person other than the Company or any Restricted Subsidiary and for which none of the Company or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by the Company or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated statement of cash flows of the Company and the Restricted Subsidiaries or (vii) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding any debt securities convertible into such equity securities.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and the Restricted Subsidiaries during such period in respect of research and development, licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Cash Available for Debt Service” means, for any period, an amount equal to:

(a)	Consolidated EBITDA for such period, adjusted to add back any decreases (and subtract any increases) in Consolidated Working Capital for such period (other than any such increases or decreases arising from acquisitions by the Company and the Restricted Subsidiaries completed during such period or the application of purchase accounting); minus

(b)	Capital Expenditures for such period less the proceeds of all sales of plant, property and equipment for such period; minus

(c)	Taxes actually paid during such period.

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateral Account” means a blocked account at JPMorgan Chase Bank, N.A. (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any Restricted Subsidiary:

(1) Dollars;

(2) (a) any national currency of any Participating Member State or (b) local currencies held by any Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized statistical rating agency selected by the Company) and in each case maturing within 12 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by the government of the Republic of Singapore, the World Bank or the Asian Development Bank, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above; and

(11) any other Investments approved by the Required Lenders.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Bank” means any Lender or any Affiliate of a Lender providing cash management services to the Company or any Restricted Subsidiary.

“Cash Management Obligations” means obligations owed by any Borrower or Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by any Borrower or Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Casualty Event Proceeds” means, with respect to any Casualty Event, the excess, if any, of (i) the sum of cash and the fair market value of any Cash Equivalents received in connection with such Casualty Event (including any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Company or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Casualty Event (other than Indebtedness under the Loan Documents, the First Lien Notes and any Indebtedness under a Second Lien Facility), provided such Indebtedness is permitted under Section 7.03 of this Agreement (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary out-of-pocket expenses and brokerage, consultant and other customary fees) actually incurred by the Company or such Restricted Subsidiary in connection with such Casualty Event, and (C) taxes paid or reasonably estimated to be actually payable in connection therewith.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any ‘person’ (as that term is used in Section 13(d) or Section 14(d)(2) of the Exchange Act);

(b) the adoption of a plan relating to the liquidation or dissolution of the Company;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any ‘person’ (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than one or more of the Permitted Holders becomes the beneficial owner, either directly or indirectly, of a majority in the aggregate of the shares of Voting Stock of the Company, measured by voting power rather than number of shares; or

(d) (i) the Permitted Holders ceasing directly or indirectly beneficially to own or have the right to vote more than an aggregate of at least 50% of the Equity Interests in the Company or (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Company ceasing to be occupied by Persons who are Continuing Directors; provided that this paragraph (d) shall only apply prior to the occurrence of a Qualifying IPO.

“Citicorp” means Citicorp International Limited.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“COF Loan” means a Loan denominated in Dollars that bears interest at a rate determined by reference to the COF Rate.

“COF Rate” means, with respect to any Loan, the rate of interest determined by the Administrative Agent as the cost of funding such Loan from whatever source it may reasonably select (and in respect of which the Administrative Agent shall provide to the Company a reasonably detailed explanation).

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral and Guarantee Requirement” means, at any time, the requirement (subject to the Agreed Security Principles) that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on or after the Closing Date, as applicable, pursuant to Section 4.01(a)(v), Section 6.11 or Section 6.13, in each case duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Subsidiary Guarantees”) by (i) the Company and each Restricted Subsidiary (other than UTL and UTH, whose guarantee shall only arise and take effect in accordance with Section 6.11) that on the Closing Date is a Material Subsidiary and not an Excluded Subsidiary including those that are listed on Schedule I hereto on the Closing Date and (ii) each Material Subsidiary formed, acquired or designated after the Closing Date that is not an Excluded Subsidiary (each Person referred to in clause (i) and clause (ii), for long as it is required to provide a Subsidiary Guarantee, a “Guarantor”);

(c) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01;

(d) except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations (including in respect of the Subsidiary Guarantees) shall have been secured by a (pursuant to the operation of the Intercreditor Agreement or otherwise) first-priority security interest in (i) Equity Interests of each Subsidiary directly held by a Loan Party (other than any Equity Interests (x) of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g) or (y) in any joint venture or non-wholly owned Restricted Subsidiary to the extent and for so long as the attachment of the security interest created thereby therein would not violate any joint venture agreement, organization document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Restricted Subsidiary) and (ii) with respect to any Material Subsidiary formed, acquired or designated after the Closing Date that is not an Excluded Subsidiary, the Equity Interests of such Subsidiary and its Subsidiaries (other than any Equity Interests of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g)) within the time period set forth in Section 6.11(d);

(e) except to the extent otherwise permitted hereunder or under any Collateral Document, as soon as practicable but no later than the date falling ninety (90) days after the Closing Date, the Obligations shall have been secured by a perfected security interest

(other than in the case of mortgages, to the extent such security interest may be perfected by delivering certificated securities or filing collateral registrations under applicable Laws) in, and mortgages on, substantially all tangible and intangible assets (other than assets pledged to secure indebtedness permitted by Section 7.03(g)) of each Borrower and each other Guarantor (including accounts (other than deposit accounts or other bank or securities accounts), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned (but not leased) real property and proceeds of the foregoing) in each case, with the priority required by the Collateral Documents pursuant to the operation of the Intercreditor Agreement; provided that security interests in real property shall be limited to the Mortgaged Properties; and

(f) except to the extent otherwise permitted hereunder or under any Collateral Document, as soon as practicable but no later than the date falling ninety (90) days after the Closing Date, the Security Agent or the Taiwan Security Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) to the extent available in the relevant jurisdiction and customarily obtained in transactions of this type, a policy or policies of title insurance issued by a title insurance company reasonably satisfactory to the Administrative Agent insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, provided that, in each of the foregoing cases, (x) no Mortgage or other Lien in respect of any property situated in Taiwan or Equity Interest in an entity formed or established under the Laws of Taiwan is required to be created, executed or delivered hereunder before the date falling fourteen (14) Business Days after the appointment of the Taiwan Security Agent by the Security Agent pursuant to Section 9.02 and (y) no Collateral Document is required to be created, executed or delivered hereunder by any Person incorporated or resident in Thailand before the date falling fourteen (14) Business Days after all relevant authorizations, licenses and other Laws have been obtained or complied with, and in the case of each of clauses (x) and (y), the security interests to be created under the relevant Mortgages, Liens or (as the case may be) Collateral Documents shall be perfected as soon as practicable but no later than the date falling ninety (90) days after the expiration of such fourteen (14) Business Day period. Additionally, the Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Company, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by any Loan Party other than the properties which are the subject of the Mortgages with respect to UTAC’s facilities at 5 Serangoon North and 2 Ang Mo Kio Street 63, Singapore, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases and (b) if the Borrowers and the Guarantors (each on a consolidated basis, without duplication) together represent less than 90% of the total assets or Consolidated EBITDA of the Company and the Restricted Subsidiaries, then subject to the Agreed Security Principles, the Borrowers shall designate additional Restricted Subsidiaries as Guarantors (which shall promptly comply with the Collateral and Guarantee Requirement) such that, after giving effect to all such designations, the Borrowers and the Guarantors (each on a consolidated basis, without duplication) together represent at least 90% of total assets or Consolidated EBITDA of the Company and the Restricted Subsidiaries.

“Collateral Documents” means, collectively, the Pledge Agreements, the Security Deed and the Mortgages delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13, and the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Security Agent, the Administrative Agent or, following its appointment pursuant to Section 9.02, the Taiwan Security Agent, in each case for the benefit of the Secured Parties.

“Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed such Lender’s pro rata share of the Letter of Credit Sublimit, or (in each case) in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Dollar Amount of Commitments of all Revolving Credit Lenders shall be $125,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Committed Loan Notice” means a notice of (a) a Borrowing or (b) a continuation of Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.11(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, without duplication,:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in calculating such Consolidated Net Income; plus

(ii) Consolidated Interest Expense of such Person for such period (including (w) realized net losses or any obligations under any Swap Contracts or other derivative instruments designed to manage fluctuations in interest rates, foreign exchange rates, commodities pricing risks and other business risks associated with the industry incurred in the ordinary course of business and not for speculative purposes, (x) expense or losses for the early extinguishment of Indebtedness whether or not constituting interest expense under GAAP, (y) bank fees and (z) costs of surety bonds in connection with financing activities) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any other non-cash charges, (collectively, the “Non-Cash Charges”) including any write offs or write downs and any loss resulting from the dilution of interests in associated companies reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(v) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(vi) the amount of net cost savings projected by that Person in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (w) such cost savings are reasonably identifiable and factually supportable, (x) such actions are taken no later than 12 months after the Closing Date, (y) the aggregate amount of cost savings added pursuant to this clause (f) shall not exceed $10,000,000 for any four consecutive quarter period, and (z) an officer’s certificate shall be delivered to the Administrative Agent certifying that such pro forma calculations have in fact been made in good faith by a responsible financial or accounting officer of that Person; plus

(vii) Pro Forma adjustments necessary to give effect to any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries (or any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the event for which the calculation of the foregoing is made, assuming for such purposes that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period (it being understood that the adjustments set forth in this paragraph (vii) shall only apply in relation to any calculation of Consolidated EBITDA which is made for the purposes of determining any of the Financial Ratios); plus

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(ix) any costs or expenses incurred by that Person or a Restricted Subsidiary of that Person pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of that Person or net cash proceeds from an issuance of Equity Interests of that Person (other than Disqualified Equity Interests); plus

(x) any net loss from disposed or discontinued operations;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii) any net income from disposed or discontinued operations.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under any Swap Contracts or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, made (less net payments, if any, received) pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness and excluding (A) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting, (B) penalties and interest relating to taxes, (C) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (D) any expensing of bridge, commitment and other financing fees, (E) any accretion of accrued interest on discounted liabilities); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(c) all cash dividend payments on any series of Disqualified Equity Interests or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments to such Person or a Restricted Subsidiary of such Person; plus

(d) interest actually paid by such Person or any Restricted Subsidiary of such Person under any Guarantee of Indebtedness of another Person.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” means, for any period, all rental expenses of the Company and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with sale-leaseback transactions permitted by Section 7.05(f) and Section 7.05(n)), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business and (b) all obligations under Capitalized Leases, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction Expenses), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(c) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period,

(f) the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distribution has been legally waived, and except to the extent that such Net Income is actually paid to such Person or one of its Restricted Subsidiaries through dividends, loans or otherwise (subject, in the case of a dividend to another Restricted Subsidiary, to the limitations contained in this clause); provided that if Net Income of such Restricted Subsidiary is negative and the restriction on dividends or similar distribution is contained in any agreement or instrument, or is contained in any amendment to any agreement or instrument, which agreement or amendment was entered into after the beginning of the four fiscal quarters preceding the date of calculation, then the net loss shall be included,

(g) the Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein, and

(h) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Contracts and the application of Singapore Financial Reporting Standard No. 39; and

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Senior Secured First Lien Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of (i) Loans and Letters of Credit hereunder, (ii) any Indebtedness incurred pursuant to Section 7.03(e) and (iii) any other Indebtedness for borrowed money or debt obligations evidenced by promissory notes or similar instruments that are secured by a Lien (which Lien is not contractually subordinated to any other Lien), minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(s) and clauses (i) and (ii) of Section 7.01(t)) included in the consolidated balance sheet of the Company and the Restricted Subsidiaries; provided that the first $50,000,000 in aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Company and the Restricted Subsidiaries shall not be so deducted for the purpose of this clause (b).

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Revolving Credit Loans and L/C Obligations to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalized Lease Obligations and (f) deferred revenue arising from cash receipts that are earmarked for specific projects.

“Continuing Directors” means the directors of the Company on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company (or the direct or indirect parent of the Company after a Qualifying IPO of such direct or indirect parent) is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of the Company (or the direct or indirect parent of the Company after a Qualifying IPO of such direct or indirect parent).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facilities” means one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or Permitted Refinancings thereof.

“Debt Service Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Cash Available for Debt Service as of the last day of such Test Period to (b) the sum of (i) Consolidated Interest Expense of the Company for such Test Period and (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise permitted under Section 7.03.

“Debtor Relief Laws” means all liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.04(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by a Borrower or any of its Subsidiaries of any of their respective Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date. Notwithstanding the preceding sentence, (i) any Equity Interest that would constitute a Disqualified Equity Interest solely because the holder of the Equity Interest has the right to require the issuer of such Equity Interest to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute a Disqualified Equity Interest and (ii) if any Equity Interest is issued to any plan for the benefit of employees of such issuer or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the relevant Person and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Documentation Agent” means JPMorgan Chase Bank, N.A., as a Documentation Agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan, the principal amount thereof then outstanding (or in which such participation is held); and

(b) with respect to any L/C Obligation (or any risk participation therein), the amount thereof.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Eligible Subsidiary” means each of UTAC, UTL and UTC, so long as such Person is not an Excluded Subsidiary.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the release of any Hazardous Materials into the environment, or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock, and all warrants, options or other rights to acquire Capital Stock exercisable within one year (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), provided that for purposes of determining whether a Change of Control has occurred under paragraph (d) of that definition, “Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means the Sponsors and the Management Stockholders.

“Euro” means the lawful single currency of the European Union.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) London Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) London Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made or continued by JPMCB and with a term equivalent to such Interest Period would be offered by a London Affiliate of JPMCB to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means (a) other than UTL, any Subsidiary in respect of which the Company holds, either directly or indirectly, less than 75% of the Voting Stock, (b) each Subsidiary listed on Schedule 1.01C hereto, (c) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness in accordance with Section 7.03(c) the terms of which do not permit such Restricted Subsidiary to provide a guarantee of the Obligations; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable and (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits or similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or maintains a Lending Office or (ii) as a result of a present or former connection between such Recipient, on the one hand, and the jurisdiction of the Governmental Authority imposing such Tax, on the other hand (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (b) Taxes attributable to such Recipient’s failure to comply with Section 10.16 and (c) Taxes imposed as a result of FATCA.

“Existing Loans” means the loans made to, among others, the Company under the $775,000,000 credit agreement dated 30 October 2007.

“Existing Taiwan Pledge” means the existing pledge executed by UTAC over the Equity Interests of UTC dated February 22, 2008 (including all amendments, variations and modifications thereof).

“Facility” means the Revolving Credit Facility or the Letter of Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any law implementing an intergovernmental approach to any of such Section.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the upfront fee and syndication letter dated January 31, 2013 entered into between the Company and the Arrangers.

“Financial Ratio” means Debt Service Coverage Ratio, Net Leverage Ratio, Senior Secured First Lien Leverage Ratio or Total Leverage Ratio.

“First Lien Notes” means up to $625,000,000 in aggregate principal amount of the Company’s fixed rate dollar denominated first lien notes due 2019.

“First Priority Intercreditor Agreement” means the intercreditor agreement dated on or around the date of this Agreement entered into between, among others, each Loan Party, the Administrative Agent and Citicorp as trustee in respect of the First Lien Notes, as the same may be amended, supplemented, or otherwise modified from time to time.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by the L/C Issuer other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Company and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means Singapore Financial Reporting Standards, as in effect from time to time; provided, that if the Company notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in its reasonable judgment. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guaranty” means (a) the guaranty made by the Borrowers and the other Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender, an Arranger or an Affiliate of the foregoing on the Closing Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Holding Company” means, in relation to a Person who is a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of the Company and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in its reasonable judgment.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans on the Closing Date in an amount not to exceed the aggregate Dollar Amount of Commitments of all Revolving Credit Lenders on the Closing Date, being $125,000,000.

“Intercreditor Agreement” means the intercreditor agreement dated 30 October 2007 entered into between, among others, the Company and JPMorgan Chase Bank, N.A. as administrative agent in respect of the Second Lien Facility, as amended by the Intercreditor Amendment Agreement and as may be further amended, supplemented, or otherwise modified from time to time.

“Intercreditor Amendment Agreement” means the intercreditor amendment agreement dated on or around the date of this Agreement entered into between, among others, the Company and JPMorgan Chase Bank, N.A. as administrative agent in respect of the Second Lien Facility.

“Interest Payment Date” means the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent acceptable to each Lender of such Eurocurrency Rate Loan, nine or twelve months or less than one month thereafter, as selected by each Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any two other internationally recognized statistical rating agencies selected by the Company.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and, in each case, made in the ordinary course of business consistent with past practice or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning specified in Section 10.20.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Financing” has the meaning specified in Section 7.12(a).

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means any Lender that becomes an L/C Issuer in accordance with Section 2.03(j) or 10.07(i), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit (whether or not such maximum amount is then in effect under any such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.

“Laws” means, collectively, all international, foreign and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and its successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is fifteen (15) Business Days prior to the earlier of (i) the scheduled Maturity Date then in effect for the Revolving Credit Facility and (ii) such earlier date on which the aggregate Commitments shall terminate as provided herein, provided that if such day is not a Business Day, the Letter of Credit Expiration Date shall be the Business Day immediately preceding such day.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate amount of the undrawn Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“ListCo” shall have a meaning as specified in the definition of the term “Qualifying IPO”.

“Loan” means an extension of credit by a Lender to the Borrowers under Article 2 in the form of a Revolving Credit Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the First Priority Intercreditor Agreement, (vi) the Intercreditor Agreement, (vii) each Letter of Credit Application, (viii) the Subsidiary Borrower Assumption Letter , (ix) the Fee Letter and (x) any other document designated as a “Loan Document” by the Administrative Agent and the Borrowers.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, London, England.

“Management Stockholders” means the members of management of the Company (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Company.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties and the Guarantors (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties or Guarantors is a party or (c) a material adverse effect on the validity or enforceability of the Loan Documents taken as a whole.

“Material Real Property” means any real property owned by any Loan Party with a book value in excess of $2,000,000.

“Material Subsidiary” means, at any date of determination, each of the Restricted Subsidiaries whose total assets or Consolidated EBITDA (in each case calculated excluding intra-group items) at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets or Consolidated EBITDA of the Company and the Restricted Subsidiaries at such date, determined in accordance with GAAP.

“Maturity Date” means the earlier of (a) the fifth anniversary of the Closing Date and (b) 181 days prior to the final maturity date of the Second Lien Indebtedness or, if such Second Lien Indebtedness has been repaid or refinanced in full under a Permitted Refinancing, 181 days prior to the maturity of the Indebtedness arising in respect of such Permitted Refinancing; provided that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.11.

“Minimum Collateral Amount” means, at any time, respect to Cash Collateral, an amount equal to the aggregate of (a) the Outstanding Amount of all L/C Obligations or (where there is a Defaulting Lender) 100% of the Fronting Exposure of an L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) all reasonable costs and expenses incurred, or reasonably expected to be incurred, by such L/C Issuer as a result of the event or circumstances giving rise to such L/C Issuer’s right to require the Borrowers to provide Cash Collateral, as confirmed in a certificate provided by such L/C Issuer to the Borrowers.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of Collateral and Guarantee Requirement.

“Mortgages” means collectively, (a) (i) the mortgages to be entered into by UTAC relating to property at 5 Serangoon North, Singapore, governed by the Laws of Singapore and the property at 2 Ang Mo Kio Street 63, Singapore, governed by the Laws of Singapore, (ii) the real estate mortgage governed by the Laws of Taiwan to be entered into by UTC in accordance with Section 9.02 after the appointment of the Taiwan Security Agent, with respect to certain real property of UTC, (iii) the chattel mortgage governed by the Laws of Taiwan to be entered into by UTC in accordance with Section 9.02 after the appointment of the Taiwan Security Agent, with respect to certain personal property of UTC, (iv) the land and buildings mortgage to be entered into by UTL and governed by the Laws of Thailand and (v) the machinery mortgage to be entered into by UTL governed by the Laws of Thailand, in each case in form and substance reasonably satisfactory to the Administrative Agent, (b) each other mortgage or similar agreement or instrument listed on Schedule 6.11B delivered after the Closing Date in accordance with Section 6.11(b) and (d) any other mortgage or similar instrument delivered pursuant to this Agreement, in each case, as the same may be amended, supplemented, or otherwise modified from time to time.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Company or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and the fair market value of any Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Designated Non-cash Consideration received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Company or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the First Lien Notes and any Indebtedness under a Second Lien Facility), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary out-of-pocket expenses and brokerage, consultant and other customary fees) actually incurred by the Company or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction established in accordance with GAAP and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Company or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve is not reversed within one hundred and eighty (180) days after such Disposition or Casualty Event, the amount of such reserve; provided that no such net cash proceeds in respect of any such Casualty Event shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed a Dollar Amount of $5,000,000 (and thereafter only net cash proceeds in respect of any such Casualty Event in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Company or any Restricted Subsidiary or any Permitted Equity Issuance by the Company, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Company or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Company.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Net Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Company for such Test Period.

“Net Total Debt” means, with respect to any Test Period, Consolidated Total Debt minus Unrestricted Cash, each as of the last day of such Test Period.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Company that is not a Loan Party.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“NT$” means lawful money of Taiwan.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party, any Guarantor and their respective Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party, any Guarantor or any of their respective Subsidiaries of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party, any Guarantor and their respective Subsidiaries arising under any Secured Hedge Agreement, and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties and the Guarantors under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party, any Guarantor or any of their respective Subsidiaries under any Loan Document and (b) the obligation of any Loan Party, any Guarantor or any of their respective Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party, such Guarantor or such Subsidiary.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Borrowing) occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Participant” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Company or any direct or indirect parent of the Company, in each case to the extent permitted hereunder.

“Permitted Holders” means each of (i) the Sponsors and their respective Affiliates, (ii) the Management Stockholders and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing is a member; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsors, their respective Affiliates and Management Stockholders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company of any of its direct or indirect parent companies.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) and without prejudice to paragraph (d) below, such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the date falling six months after the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (c) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(q) or is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; provided that the Company shall deliver to the Administrative Agent a certificate of a Responsible Officer at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in their reasonable judgment that such terms and conditions satisfy the foregoing requirement; and (iii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (d) in the case of any Permitted Refinancing in respect of the Indebtedness under a Second Lien Facility, (x) such Permitted Refinancing is secured only by all or any portion of the Collateral (but not by any other assets) pursuant to one or more security agreements subject to the Intercreditor Agreement (or another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement), (y) such Permitted Refinancing has a final maturity date equal to or later than 182 days after the Maturity Date and (z) complies with the terms of Section 10.24.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any particular time any employee benefit plan, program, policy, arrangement or agreement in respect of which any Loan Party is (or if such plan were terminated at such time, would be) responsible for contributing to or under or in respect of which it would have any liability.

“Pledge Agreement” means (a) the pledge agreement or share charge governed by the Laws of Singapore, substantially in the form of Exhibit C-1 on or about the Closing Date, (b) the pledge agreement or share charge governed by the Laws of Taiwan to be entered into after the appointment of the Taiwan Security Agent in accordance with Section 9.02, (c) each other share pledge agreement or other similar instrument listed on Schedule 6.11B delivered after the Closing Date in accordance with Section 6.11(b) and any other pledge agreement delivered pursuant to this Agreement, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Pledged Equity” means the Equity Interests subject to the Liens created under the Pledge Agreements.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Company or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events that are (as determined by the Company in its reasonable judgment) (y) directly attributable to such transaction and (z) factually supportable.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the Facility at such time and the denominator of which is the amount of the Aggregate Commitments under the Facility at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of the U.S. federal and state securities laws or the equivalent laws of any other applicable jurisdiction.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by the Company or any direct or indirect holding company of the Company or any Subsidiary of the Company (such entity, a “ListCo”) of any of its Equity Interests in an underwritten primary public offering (whether alone or in connection with a secondary public offering) and a listing on a recognized stock exchange.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.04(b)(v).

“Relevant Amount” means the lesser of (A) $300,000,000 or (B) the amount of cash received by the relevant ListCo in connection with a Qualifying IPO minus (i) the investment banking fees, attorneys’ fees, underwriting discounts, commissions, costs and other customary out-of-pocket expenses and costs incurred by such relevant ListCo in connection with such issuance and (ii) taxes paid or reasonably estimated to be actually payable in connection therewith, provided that in the event that the ListCo is a Subsidiary of the Company that is not a wholly-owned Subsidiary of the Company, then each of the amounts in (B) above shall be adjusted by multiplying such amount by the Company’s percentage equity holding (direct or indirect) in such ListCo, and provided, further that in the event that there are more than one Qualifying IPOs, then the amount in (A) shall be reduced by the aggregate of each Relevant Amount pertaining to each prior Qualifying IPO.

“Request for Credit Extension” means (a) with respect to a Borrowing, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or the Borrowers or any Affiliate thereof shall be excluded for purposes of making a determination of Required Lenders; and provided, further that a Lender may have more than one vote in relation to its share under paragraphs (a) and (b) above and may split its vote in whatever percentages it may choose and may vote each percentage of its votes in different ways.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court; the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors; any reservations which are set out as qualifications as to matters of law in any legal opinion delivered to the Lenders in connection with this agreement.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party or a Guarantor and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party or a Guarantor. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or such Guarantor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or such Guarantor.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Sanctions Laws and Regulations” means (i) any U.S. sanctions related to or administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (including, without limitation, the designation as a “specially designated national or blocked person” thereunder), (ii) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the U.S. Trading With the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act or the U.S. Syria Accountability and Lebanese Sovereignty Act, all as amended, or any of the foreign assets control regulations of the U.S. Department of the Treasury (including, without limitation, 31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) any sanctions measures imposed by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (iv) any sanctions imposed, administered or enforced by any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Dollar Notes” means up to $237,500,000 in aggregate principal amount of the Company’s fixed rate dollar denominated senior second lien notes due 2015.

“Second Lien Dollar Notes Indenture” means the Indenture for the Second Lien Dollar Notes.

“Second Lien Euro Notes” means up to the Euro equivalent as of the issue date thereof of $237,500,000 in aggregate principal amount of the Company’s floating rate euro denominated senior second lien notes due 2015.

“Second Lien Euro Notes Indenture” means the Indenture for the Second Lien Euro Notes.

“Second Lien Facility” means one or more senior secured credit facilities providing for the making of term loans to the Borrowers, which credit facilities may be secured by all or any portion of the Collateral (but not by any other assets), such security to rank on a second-priority basis pursuant to the terms of the Intercreditor Agreement, and may be guaranteed by each Guarantor; provided that (a) such credit facilities shall provide for no scheduled amortization, payments of principal, sinking fund or similar scheduled payments (other than regularly scheduled payments of interest), (b) such credit facilities have covenant, default and remedy provisions and provisions relating to mandatory prepayment, repurchase, redemption and offers to purchase that, taken as a whole, are consistent with those customarily found in second lien financings and (c) concurrently with the effectiveness of such credit facilities, the Intercreditor Agreement shall at all times be in full force and effect.

“Second Lien Facility Documentation” means the credit agreement or loan agreement evidencing the Second Lien Facility, the Intercreditor Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“Second Lien Indebtedness” means the collective reference to the Second Lien Facility, the Second Lien Facility Documentation and/or the Second Lien Notes and the Second Lien Notes Documentation.

“Second Lien Notes” means the collective reference to the Second Lien Dollar Notes and the Second Lien Euro Notes.

“Second Lien Notes Documentation” means the collective reference to the Second Lien Notes, and all documents executed and delivered with respect to the Second Lien Notes, including each of the Second Lien Dollar Notes Indenture, the Second Lien Euro Notes Indenture and the Intercreditor Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Security Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Security Agent” means Citicorp International Limited, in its capacity as security agent under any of the relevant Loan Documents, or any successor security agent.

“Security Deed” means the first priority security deed governed by the Laws of Singapore, substantially in the form of Exhibit G, on or about the Closing Date.

“Senior Secured First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured First Lien Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Company for such Test Period.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property and assets of such Person on a consolidated basis is greater than the total amount of liabilities on a consolidated basis, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person on its debts on a consolidated basis as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) there is no ground on which such Person could then be found to be unable to pay its debts or shall be deemed to be unable to pay its debts. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness or Subsidiary designation that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sponsors” means Affinity Fund III and Affinity Fund III GP, and Newbridge Asia and TPG Asia Unicorn, L.P. and the TPG GenPar GPs and, if applicable, their respective Affiliates, but not including, however, any of their respective portfolio companies.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Company or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations in accordance with the subordination terms set forth in Exhibit B or on other terms acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency which has not occurred) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Borrower” means an Eligible Subsidiary that is designated as a Subsidiary Borrower hereunder pursuant to Section 2.13 hereof.

“Subsidiary Borrower Assumption Letter” means the Subsidiary Borrower Assumption Letter attached as Exhibit J hereto.

“Subsidiary Guarantors” means, collectively, the Subsidiaries of the Company that are Guarantors.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means JPMorgan Chase Bank, N.A., as Syndication Agent under this Agreement.

“Taiwan Security Agent” means such Person appointed as security agent with respect to the assets of, or Equity Interests in, UTC pursuant to Section 9.02, or any successor security agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Company ended December 31, 2012. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2012 Test Period” refers to the period of four consecutive fiscal quarters of the Company ended December 31, 2012) and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $10,000,000.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company delivered pursuant to Section 6.01(a) or (b).

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Company for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademarks” means (i) all trademarks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress,

domain names, service marks, logos and other source or business identifiers, and all goodwill associated therewith or symbolized thereby, now existing or hereafter adopted or acquired, all registrations thereof, and all applications in connection therewith, in any jurisdiction, country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and (ii) the right to obtain all renewals thereof.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrowers or any Restricted Subsidiary in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Treasury Rate” means, with respect to any date of determination, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first day after the first anniversary of the Closing Date; provided that if the period from such date to the first day after the first anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date to the first date after the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trigger Amount” has the meaning specified in Section 4.02(e).

“Unaudited Financial Statements” has the meaning specified in Section 4.01(c).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held in accounts on the consolidated balance sheet of the Company and its Restricted Subsidiaries to the extent that the use of such cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Security Agent) or its designee.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Company listed on Schedule 1.01B and (ii) any Subsidiary of the Company designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“UHK” means UTAC Hong Kong Limited.

“UTAC” means United Test and Assembly Center Ltd.

“UTC” means UTAC (Taiwan) Corporation.

“UTH” means UTAC Thai Holdings Limited.

“UTL” means UTAC Thai Limited.

“Voting Stock” of any Person means all classes of the Capital Stock of such Person then outstanding and normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document (including the Schedules, Exhibits and Annexes thereto) as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) In the computation of amounts or thresholds, the words “up to” mean “up to and including”.

(e) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(f) For the purposes of determining any financial term or ratio, no item shall be added or subtracted more than once in any calculation in order to avoid any duplication.

SECTION 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated E BITDA, the Senior Secured First Lien Leverage Ratio and the Total Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to the time at the place where the Administrative Agent’s Office is located.

SECTION 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08. Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles 2, 9 and 10 or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Company’s annual financial statements delivered pursuant to Section 6.01(a); provided, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans. The Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrowers as elected by the Borrowers pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the day that is one month prior to the scheduled Maturity Date (provided that each Revolving Credit Lender agrees to make loans in an aggregate amount not exceeding the Initial Revolving Borrowing, at the request of the Company, on the Closing Date), in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Each Revolving Credit Loan shall be a Eurocurrency Rate Loan unless otherwise provided for under the terms of this Agreement. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01.

SECTION 2.02. Borrowings and Continuations of Loans.

(a) Each Borrowing and each continuation of Eurocurrency Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent by the delivery of a written Committed Loan Notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (local time at the Administrative Agent’s Office) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Dollars. Each Borrowing of, or continuation of, Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Borrowing or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or continued, (iv) the currency in which the Loans to be borrowed are to be denominated and (v) if applicable, the duration of the Interest Period with respect thereto. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Loan having an Interest Period in excess of one month may be drawn or continued prior to the date that is sixty (60) days after the Closing Date. If the Borrowers request a Borrowing of, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loan. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. (local time at the Administrative Agent’s Office), in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the Initial Revolving Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of JPMorgan Chase Bank, N.A. with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurocurrency Rate Loans and the Required Lenders have determined in their sole discretion not to permit such continuation, such Eurocurrency Rate Loans shall be automatically converted on the last day of the current Interest Period relating thereto into COF Loans.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings and all continuations of Revolving Credit Loans, there shall not be more than eight (8) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If such Lender’s portion of such Borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon accruing from the date on which the Administrative Agent made the funds available to the Borrowers at the rate per annum applicable to Eurocurrency Rate Loans under the relevant Facility, on demand, from the Borrowers. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(g) shall cease.

SECTION 2.03. Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date applicable to Letters of Credit issued under the Revolving Credit Facility, to issue Letters of Credit denominated in Dollars for the account of the Borrowers (provided, that any Letter of Credit may be for the benefit of any Subsidiary of the Borrowers) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03, and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (w) the Revolving Credit Exposure of any Lender would exceed such Lender’s Commitment, (x) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, (y) subject to the provisions of Section 4.02, if an L/C Issuer has received written notice that a Default has occurred and is continuing at the time such L/C Issuer must elect to allow such extension, until such time as such L/C Issuer has received a written notice of rescission of such notice from the party or parties originally delivering such notice or a written notice of the waiver of such Default; or (z) if any Lender is a Defaulting Lender unless such L/C Issuer has entered into arrangements satisfactory to it to eliminate such L/C Issuer’s risk with respect to the participation in Letters of Credit of the Defaulting Lender . Within the foregoing limits, and subject to the terms and conditions hereof, (A) the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed and (B) subject to the other provisions of this Section 2.03 and Section 4.02 (and provided that the term of a Letter of Credit shall not in any event extend beyond the Letter of Credit Expiration Date), the Borrowers may, at their option, obtain Letters of Credit which shall be automatically renewed upon their expiry, for terms of such duration as may be specified in the relevant Letter of Credit Application, until such time as the relevant Borrower(s) shall notify the L/C Issuers that the relevant Letters of Credit are to be terminated.

(ii) An L/C Issuer shall be under no obligation to issue, extend or renew any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing, extending or renewing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance, extension or renewal of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) the expiry date of such requested Letter of Credit (as extended or renewed, if applicable) would occur more than one year after the date of issuance or last renewal provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the Letter of Credit Expiration Date);

(C) the expiry date of such requested Letter of Credit (as extended or renewed, if applicable) would occur after the applicable Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date; or

(D) the issuance, extension or renewal of such Letter of Credit would violate any Laws binding upon such L/C Issuer.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to an L/C Issuer (with a copy to the Administrative Agent at the Administrative Agent’s Office) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of each Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof and, where the requested Letter of Credit is to be automatically renewed on its expiry date, a statement to this effect and the duration of the terms for which the requested Letter of Credit is to be automatically renewed; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the request Letter of Credit will be denominated; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit through such branch as agreed between the L/C Issuer and the Borrowers for the account of the Borrowers or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrowers and the Administrative Agent thereof. On the Business Day on which the Borrowers shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrowers shall have received such notice later than 10:00 a.m. on any Business Day, on the immediately following Business Day) (each such date, an “Honor Date”), the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Borrowers shall be deemed to have requested a Borrowing of Eurocurrency Rate Loans denominated in Dollars in each case to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Eurocurrency Rate Loans, but subject to the amount of the unutilized portion of the Commitments of the Appropriate Lenders and Revolving Credit Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice), and thereupon the Unreimbursed Amount shall be reduced by the amount of such deemed Borrowing. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the applicable Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a COF Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such a L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the

Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(d) Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or Guarantor may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations any Loan Party or Guarantor in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or Guarantor;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable Law) suffered by the Borrowers that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Role of L/C Issuers. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(e) occurs and is continuing, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to the Minimum Collateral Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrowers receive notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrowers receive such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(e) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at JPMCB and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the Minimum Collateral Amount, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at JPMCB as aforesaid, an amount equal to the excess of (a) the Minimum Collateral Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the Minimum Collateral Amount and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrowers.

(g) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March,

June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date relating to Letters of Credit and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.25% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Revolving Credit Lender may become an L/C Issuer hereunder pursuant to a Joinder Agreement among the Borrowers, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of the appointment of any such L/C Issuer.

(k) Defaulting Lenders.

(i) At any time that there shall exist a Defaulting Lender:

(x) all of the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but, in the case of any particular non-Defaulting Lender, only to the extent that such non-Defaulting Lender’s outstanding Unreimbursed Amounts under L/C Credit Extensions plus such Fronting Exposure so reallocated to such non-Defaulting Lender does not exceed the total of such non-Defaulting Lender’s Commitments; and

(y) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall, within one Business Day following the written request of the Administrative Agent or any L/C

Issuer (with a copy to the Administrative Agent) Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in an amount not less than the Minimum Collateral Amount.

(ii) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Fronting Exposure pursuant to Section 2.03(k)(i), the Borrowers shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s Fronting Exposure during the period such Defaulting Lender’s Fronting Exposure is Cash Collateralized.

(iii) The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of aggregate Outstanding Amount of all L/C Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.03(k) or Section 2.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of aggregate Outstanding Amount of all L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.03(k) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.04. Prepayments.

(a) Optional.

(i) On or after the Closing Date, the Borrowers may voluntarily prepay the Loans upon notice to the Administrative Agent, in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (local time at the Administrative Agent’s Office) five (5) Business Days prior to any such date of prepayment; and (2) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.04(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment under Section 2.04(a)(i) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) If (x) the Company or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by any Subsidiary to a Loan Party), (e), (g), (h) or (k)) or (y) any Casualty Event occurs, which results in the realization or receipt by the Company or such Restricted Subsidiary of Asset Sale Proceeds or Casualty Event Proceeds:

(A) for a period of 350 days after the date on which it receives such proceeds (such period, the “Proceeds Utilization Period”), the Company may, at the Company’s option, either (x) cause to be prepaid or repaid any senior Indebtedness of the Company, including the Indebtedness arising under the Loans, the First Lien Notes and/or the Second Lien Indebtedness and/or (y) reinvest such Asset Sale Proceeds or Casualty Event Proceeds in assets useful for its business, in an aggregate amount equal to 100% of all Asset Sale Proceeds or Casualty Event Proceeds realized or received up to a maximum of $75,000,000; provided that so long as an Event of Default shall have occurred and be continuing, the Company shall not be permitted to make any such repayments, prepayments or reinvestments (other than pursuant to a legally binding commitment that the Company entered into at a time when no Event of Default is continuing); and

(B) on the first date following the end of the Proceeds Utilization Period, the Company shall apply any Asset Sale Proceeds or Casualty Event Proceeds not used in accordance with Section 2.04(b)(i)(A) (such proceeds, the “Remaining Proceeds”) to prepay or repay the Indebtedness arising under the Loans and Cash Collateralize the L/C Obligations, and shall permanently reduce the Commitments by an amount equal to the Remaining Proceeds.

(ii) If the Borrowers or any Restricted Subsidiary incur or issue any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrowers shall cause to be prepaid or repaid the Indebtedness arising under the the Loans and Cash Collateralize the L/C Obligations in an amount equal to 100% of all Net Cash Proceeds received and permanently reduce the Commitments by an amount equal to the 100% of all Net Cash Proceeds received, on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iii) If for any reason the aggregate Revolving Credit Exposures exceeds the aggregate Commitments then in effect for a period of three (3) consecutive Business Days, the Borrowers shall promptly prepay or cause to be promptly prepaid Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(iii) unless after the prepayment in full of the Loans such aggregate Outstanding Amount exceeds the aggregate Commitments then in effect.

(iv) Each prepayment of Loans pursuant to this Section 2.04(b) shall be paid to the Lenders in accordance with their respective Pro Rata Shares subject to clause (v) of this Section 2.04(b).

(v) The Borrowers shall notify the Administrative Agent at the Administrative Agent’s Office in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.04(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrowers’ prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Appropriate Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.04(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent at the Administrative Agent’s Office and the Borrowers no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans. Any Declined Proceeds shall be offered to the Appropriate Lenders not so declining such prepayment (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be applied in prepayment of the First Lien Notes and the Second Lien Indebtedness in accordance with, and to the extent required by, the terms thereof and any surplus thereafter shall be retained by the Company.

(vi) Upon a Change of Control, the Borrowers shall immediately cause to be prepaid all outstanding Revolving Credit Loans and cause all L/C Obligations to be Cash Collateralized and the Commitments shall be immediately cancelled, provided that for the purpose of determining whether a Change of Control has occurred for the purpose of this paragraph, the Management Stockholders shall be deemed to beneficially own no more than 5% of the Equity Interests in the Company.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.04 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Loan pursuant to Section 3.05.

Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.04.

SECTION 2.05. Termination or Reduction of Commitments.

(a) Optional. The Company may, upon written notice to the Administrative Agent at the Administrative Agent’s Office, terminate the unused Commitments, or from time to time permanently reduce the unused Commitments; provided that (i) any such notice shall be received by the Administrative Agent five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrowers. Notwithstanding the foregoing, the Company may rescind or postpone any notice of termination of the Commitment if such termination would have resulted from a refinancing of all of the Obligations, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Commitments shall terminate on the Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portions of the Letter of Credit Sublimit or the unused Commitments under this Section 2.05. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which the Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Commitments, as applicable, shall be paid on the effective date of such termination.

SECTION 2.06. Repayment of Loans.

(a) Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Loans outstanding on such date.

(b) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.06 or otherwise, in the currency in which they were made.

SECTION 2.07. Interest.

(a) Subject to the provisions of Section 2.07(b), each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate. If there is any change in the Applicable Rate during any Interest Period, the interest rate for the applicable Eurocurrency Rate Loan shall be computed and multiplied by the Applicable Rate separately for each period during such Interest Period that such Applicable Rate was in effect.

(b) The Borrowers shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

SECTION 2.08. Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to 40% of the Applicable Rate times the actual daily amount by which the aggregate Commitment exceeds the sum of (A) the Outstanding Amount of Loans and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

SECTION 2.09. Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.

In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.10(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.10(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.11. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction (subject to Section 3.01) for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. (local time at the Administrative Agent’s Office) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrowers or any Lender have notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.11(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties and Guarantors under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.12. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub participations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable

Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.13. Designation of Subsidiary Borrowers. The Company may from time to time designate any Eligible Subsidiary which has not joined in the execution of this Agreement as a “Subsidiary Borrower” hereunder by causing such Eligible Subsidiary to execute and deliver a duly completed Assumption Letter (in the form attached hereto as Exhibit J) to the Administrative Agent with the written acknowledgment of the Borrowers and the Administrative Agent at the foot thereof, together with all additional documents required to be delivered under such Assumption Letter and evidence satisfactory to the Administrative Agent that such Eligible Subsidiary and each Restricted Subsidiary of such Eligible Subsidiary that is not an Excluded Subsidiary shall have complied with the Collateral and Guarantee Requirement to the extent it has not already done so. Upon such execution, delivery and consent, such Eligible Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement. Each Subsidiary Borrower will provide promptly to the Administrative Agent a receipt in respect of any Borrowing received by it under this Agreement.

SECTION 2.14. Defaulting Lenders. At any time that there shall exist a Defaulting Lender, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender or received by the Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment in accordance with its Pro Rata Share of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(k); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released in accordance with the relevant Pro Rata Shares in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(k); sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders in accordance with their Pro Rata Shares prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the aggregate Outstanding Amount of all L/C Obligations are held by the Lenders in accordance with their Pro Rata Shares. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Any and all payments by or on account of any obligation of the Loan Parties under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by any Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse (subject to Section 3.01(c)) it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify each Recipient, within 15 days after written demand therefore, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no Loan Party shall not be obligated to make payment to such Recipient in respect of any penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if (i) such penalties, interest and other liabilities result solely from such Recipient’s failure to deliver to the relevant Governmental Authority (within a reasonable time) indemnity payments made by any Loan Party under this Section 3.01(c) or (ii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Recipient. A certificate as to the amount of such payment or liability (which shall include a statement setting forth in reasonable detail the basis and calculation as to the amount of such payment or liability) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. As soon as reasonably practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) If any Recipient determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes, it shall promptly remit such refund (but only to the extent of indemnity payments made , or additional amounts paid, by the Loan Parties under this Section 3.01 giving rise to such refund), net of all out-of-pocket expenses of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Parties, upon the request of the Recipient agree to promptly return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such Recipient is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will a Recipient be required to pay any amount to the Loan Parties pursuant to this paragraph (d) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Recipient to arrange its tax affairs in whatever manner it thinks fit nor oblige any Recipient to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) (other than as a result of any action taken by any Loan Party or any Subsidiary thereof) with respect to such Lender it will, if requested by the Borrowers, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender made in good faith, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Loan Parties or the rights of such Lender pursuant to Section 3.01(a) or (c). The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) Each Lender shall severally indemnify the Administrative Agent, within 15 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any taxes for which no indemnity is provided under this Section 3.01 attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

SECTION 3.02. Illegality.

(a) If any Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent (such notice to be made promptly by such Lender upon becoming aware of such unlawfulness or assertion of unlawfulness), any obligation of such Lender to make or continue Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

(b) Upon receipt of such notice, the relevant Borrower(s) shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Loans of such Lender to COF Loans, on the last day of any applicable grace period permitted by Law, provided that the relevant Borrower(s) may, within ten (10) Business Days of receiving such notice, require such Lender to (and such Lender shall be obligated to) assign all of its rights and obligations under this Agreement or all of its rights and obligations with respect to the Loans that are the subject of the above unlawfulness or asserted unlawfulness to one or more Assignees as the relevant Borrower(s) may nominate within such ten (10) Business Day period, at par and subject to satisfaction of such Lender’s applicable ‘know your customer’ processes (which are to be completed as quickly as reasonably practicable). Any such assignment shall be completed by such Lender by no later than one (1) Business Day prior to the last day of such applicable grace period.

(c) Any Lender assigning its rights and obligations pursuant to Section 3.02(b) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and relevant outstanding Loans and relevant participations in L/C Obligations, and (ii) deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption, (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender and (D) the assigning Lender and the assignee Lender shall execute all documents and take all other actions as the Borrowers (acting reasonably and in good faith) shall request in writing in order to give full force and effect to such assignment.

(d) Upon any prepayment or conversion pursuant to Section 3.02(b), the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of or continuation of Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of COF Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s or any of its Holding Companies’ compliance therewith, there shall be any increase in the cost to such Lender or any of its Holding Companies as a result of such Lender agreeing to make or making, funding or maintaining Loans or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender or its Holding Companies in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Excluded Taxes, (ii) the imposition of, or any change in the rate of, any taxes on the overall net income of such Lender or its Holding Companies or (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender or its Holding Companies for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office or Holding Companies) therewith, has the effect of reducing the rate of return on the capital of such Lender or any of its Holding Companies as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender or its Holding Companies for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender or any of its Holding Companies shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender or its Holding Companies (as determined in good faith by such Lender or its Holding Companies, as the case may be, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender or any of its Holding Companies shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender or its Holding Companies in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or any of its Holding Companies pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such

Lender demands, or notifies the Borrowers of its intention to demand, compensation therefor, provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate, or to cause its relevant Holding Company to designate, another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender, its Holding Companies and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

(f) For the purposes of this Section 3.04, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall in each case be deemed to be a change in or in the interpretation of a Law to which this Section 3.04 applies, regardless of the date enacted, adopted or issued, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in or in the interpretation of a Law to which this Section 3.04 applies, provided that the foregoing provisions of paragraph (y) shall not apply to any request, rule, guideline or directive to which a given Lender is subject if such request, rule, guideline or directive is either (i) in effect as at the date hereof in the jurisdiction in which such Lender is domiciled or (ii) has been promulgated in the jurisdiction in which such Lender is domiciled as at the date hereof and will become effective by its terms on or prior to the date falling one year after the date of this Agreement.

SECTION 3.05. Funding Losses. Upon demand of any Lender (through the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan other than a COF Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Loan other than a COF Loan on the date or in the amount notified by the Borrowers;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the relevant interbank market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrowers setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, no Borrower shall be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrowers of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Loans shall be automatically converted into COF Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its COF Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender at the Eurocurrency Rate shall be made or continued instead as COF Loans, and all COF Loans of such Lender that would otherwise be converted into Loans at the Eurocurrency Rate shall remain as COF Loans.

(d) If any Lender gives notice to the Borrowers (with a copy to the Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s COF Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrowers may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Loans or Commitments that are the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations, and (ii) deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption, (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender and (D) the assigning Lender and the assignee Lender shall execute all documents and take all other actions as the Borrowers (acting reasonably and in good faith) shall request in writing in order to give full force and effect to such assignment.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions of Initial Revolving Borrowing. The obligation of each Lender to make the Initial Revolving Borrowing available hereunder is subject to satisfaction of the following conditions precedent on or prior to the Closing Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or Guarantor, as applicable, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and each Guaranty;

(ii) a Note executed by the Borrowers in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) a fully executed copy of the First Priority Intercreditor Agreement;

(iv) a fully executed copy of the Intercreditor Amendment Agreement;

(v) each Collateral Document set forth on Schedule 6.11A, in each case duly executed by each Loan Party or Guarantor, as applicable, thereto, together with (to the extent permitted by law) evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement as at the Closing Date in so far as it relates to the grant of the pledge and security interest in the Collateral shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vii) an opinion from (i) Latham & Watkins LLP, New York counsel to the Loan Parties substantially in the form of Exhibit H-1, (ii) WongPartnership LLP, Singapore counsel to the Loan Parties substantially in the form of Exhibit H-2, (iii) Maples & Calder, Cayman Islands counsel to the Loan Parties substantially in the form of Exhibit H-3, (iv) Stephenson Harwood, Hong Kong counsel to the Loan Parties substantially in the form of Exhibit H-4, (v) Siam Premier International Law Office Limited, Thai counsel to the Loan Parties substantially in the form of Exhibit H-5 and (vi) Jones Day, Taiwan counsel to the Loan Parties substantially in the form of Exhibit H-6; and

(viii) a Committed Loan Notice relating to the Initial Revolving Borrowing, which shall expressly authorize the deduction of the Closing Date Fee Payments in accordance with Section 10.04.

(b) The Administrative Agent shall have received payment instructions in the agreed form (including authorization for the Administrative Agent to deduct any fees and expenses then due and payable from the Initial Revolving Borrowing).

(c) The Administrative Agent shall have received (i) the Audited Financial Statements and the audit report for such financial statements (which shall not be subject to any qualification) and (ii) unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the 9-month period ended September 30, 2012 (the “Unaudited Financial Statements”).

(d) The Administrative Agent shall have received the Organization Documents, board and (if required locally) shareholder resolutions and any other usual corporate documentation for the Borrowers and each other Loan Party.

(e) The Administrative Agent shall have received a certificate from the Borrowers in the agreed form confirming that the Borrowers and the Restricted Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than Indebtedness permitted under Section 7.03, including by reference to Schedule 7.03(b), provided that the Indebtedness referred to in part B of Schedule 7.03(b) shall be repaid by the date specified therein.

(f) The Administrative Agent shall have received a current financial model (substantially in the form reviewed by the Arrangers on or prior to the date of this Agreement or with such amendments or modifications as do not materially and adversely affect the interests of the Lenders).

(g) The Arrangers shall have received all documentation and other information reasonably requested in writing by it in order to allow the Arrangers and the Administrative Agent to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(h) The Administrative Agent shall have received evidence of appointment of a process agent to receive service of process for each Loan Party that is a Loan Party on the Closing Date in New York City and Singapore.

(i) The Administrative Agent shall have received evidence reasonably satisfactory to it that the First Lien Notes shall have been or will be issued on or before the Closing Date, and (i) the Existing Loans have been fully refinanced and repaid by the Closing Date or (ii) the aggregate of the proceeds of the First Lien Notes and the amount of the proposed Initial Revolving Borrowing shall be sufficient to fully refinance and repay the Existing Loans.

SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all respects on and as of the date of such Credit Extension.

(b) In the case of the Initial Revolving Borrowing or a rollover loan under the Revolving Credit Facility, no Event of Default or Material Adverse Effect shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom. In the case of extension or automatic renewal of an issued Letter of Credit, no acceleration of the Facility shall have occurred.

(c) Except in the case of the Initial Revolving Borrowing, a rollover loan under the Revolving Credit Facility or the extension or automatic renewal of an issued Letter of Credit (each of which shall be subject to the terms of Section 4.02(b)), no Default or Material Adverse Effect shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(d) Except in the case of an automatic renewal of an issued Letter of Credit, the Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) Except in the case of the Initial Revolving Borrowing, where the Outstanding Amount is more than 13.3% of the aggregate of the Commitments (the “Trigger Amount”), the Debt Service Coverage Ratio shall be no less than 1.20 to 1.00.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a continuation of Eurocurrency Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) or (as the case may be) (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrowers represent and warrant to the Agents and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents to which it is a party, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof in accordance with the operation of the Intercreditor Agreement) to which any Loan Party is a party or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents to which any Loan Party is a party or the remedies in respect of the Collateral pursuant to the Collateral Documents to which any Loan Party is a party, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

SECTION 5.04. Binding Effect. Subject to the Reservations, this Agreement and each other Loan Document has been duly executed and delivered by each Loan Party and each Guarantor that is party thereto. Subject to the Reservations, this Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party or Guarantor, as the case may be, enforceable against each Loan Party and each Guarantor that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Since September 30, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (within paragraphs (a) and (b) of the definition thereof).

(c) As of the Closing Date, neither the Borrowers nor any Subsidiary have any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected in the financial statements referred to Section 5.05(a) or reflected on Schedule 5.05, (ii) obligations arising under this Agreement and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation and Labor Disputes.

(a) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Loan Parties or their Subsidiaries pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of the Loan Parties and their Subsidiaries have not been in violation of any applicable law dealing with such matters; and (c) all payments due from the Loan Parties and their Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant the Loan Party or Subsidiary.

SECTION 5.07. No Default. No Event of Default has occurred and neither the Borrowers nor any Subsidiary are in default under or with respect to, or a party to, any material Indebtedness.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. Environmental Compliance.

(a) There are no pending or, to the knowledge of the Borrowers, threatened claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iii) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or, to the knowledge of the Borrowers, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location.

(c) The properties currently or formerly owned, leased or operated by the Company and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries are undertaking, and have not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials transported from any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries for off-site disposal have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

(g) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each of their Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all Environmental Laws.

SECTION 5.10. Taxes. Except as set forth in Schedule 5.10 or except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have timely filed all tax returns and reports required to be filed, and have timely paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. Employee Benefits. All Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Plan and applicable law and all contributions or other payments which are due with respect to each Plan have been made in full and there are no funding deficiencies thereunder, except in each case to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.12. Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrowers nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in the Borrowers and the Material Subsidiaries have been validly issued, are fully paid and nonassessable and all such Equity Interests owned by the Borrowers or any other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) any nonconsensual Lien that is permitted under Section 7.01, (iii) Liens securing the Second Lien Indebtedness and (iv) any Liens securing the Existing Loans which shall be discharged on or before the date on which the Initial Revolving Borrowing is made available to the Company save that, where the Initial Revolving Borrowing is used to refinance and repay the Existing Loans, any such Liens in respect of the property at 5 Serangoon North, Avenue 5, Singapore 554916 or the property at 2 Ang Mo Kio Street 63, Singapore 56911 shall be discharged within 30 days after the date on which the Initial Revolving Borrowing is made available to the Company, and any such Liens in respect of shares, land and buildings and/or machinery situated in Thailand shall be discharged within fourteen (14) days of the issuance of the FBA Licenses or, in each case, within such longer period as may be consented to by the Administrative Agent. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of the Borrowers and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) None of the Borrowers, or any Person Controlling the Borrowers or any Subsidiary is or is required to be registered as an “investment company” under the United States Investment Company Act of 1940.

SECTION 5.14. Disclosure. To the best of the Company’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the Trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrowers, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. Each Loan Party is Solvent.

SECTION 5.17. Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

SECTION 5.18. Use of Proceeds. The proceeds of Revolving Credit Loans will be used to refinance the Existing Loans and/or for working capital and other general corporate purposes of the Borrowers and their respective Subsidiaries (including the refinancing of any working capital Indebtedness, Indebtedness in respect of Capital Expenditures and Permitted Acquisitions). Letters of Credit will be used for the general corporate purposes of the Borrowers and their respective Subsidiaries.

SECTION 5.19. Security Documents. (a) The Security Deed and each Pledge Agreement, when executed, will be effective to create in favor of the Security Agent, for the benefit of the Lenders, subject to the Reservations, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity described in each Pledge Agreement, when stock certificates representing such Pledged Equity are delivered to the Security Agent, and in the case of the Collateral described in the Security Deed, when financing statements and other filings specified therein in appropriate form are filed in the appropriate offices in the relevant jurisdictions and relevant notices of charge or assignment and documents of title have been delivered in accordance with the terms thereof, the Security Agent, for the benefit of the Lenders, subject to the Reservations, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except for Liens permitted by Section 7.01).

(b) Each of the Mortgages, when executed (and, where necessary, registered), will be effective to create in favor of the Security Agent, for the benefit of the Lenders, subject to the Reservations, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate offices in the relevant jurisdictions, the Security Agent or (as the case may be) the Taiwan Security Agent, for the benefit of the Lenders, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, except for Liens permitted under Section 7.01. Schedule 6.11C lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property held by the Borrowers or any of their Subsidiaries that has a value, in the reasonable opinion of the Borrowers, in excess of $2,000,000.

SECTION 5.20. Insurance. Each of the Loan Parties and their Subsidiaries maintains, with financially sound and reputable third party insurers, insurance of a character usually maintained by Persons engaged in the same or similar businesses, against loss, damage and liability of the kinds and in the amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) customarily maintained by such Persons. All such insurance with respect to risks that are material to the Company and its Subsidiaries is in full force and effect and all premiums due and payable on such insurance has been paid.

SECTION 5.21. Anti-Corruption. No Loan Party nor any of its Subsidiaries, or to the best of the Company’s knowledge, any of the directors, officers, agents, employees, or Affiliates of any Loan Party or any of its Subsidiaries (i) has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws; (ii) has made or authorized any Unlawful Contributions in any jurisdiction, including without limitation, Singapore, Taiwan, the PRC, Hong Kong and Thailand, where either the payment or the purpose of such contribution, payment or gift was or is prohibited under Anti-Corruption Laws or (iii) has made or authorized any Unlawful Payments in any jurisdiction in connection with the business activities of the Company or its Subsidiaries, as applicable; and the Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with Anti-Corruption Laws.

SECTION 5.22. No Contravention of Sanctions Laws and Regulations. (A) No Loan Party or any of its Subsidiaries and to the best knowledge of each Loan Party, their respective directors, officers, employees, Affiliates or agents, nor any person acting on behalf of any of them, is currently subject to any of the Sanctions Laws and Regulations; (B) no Loan Party or any of its Subsidiaries is located, organized or resident in a country or territory that is the subject of any Sanctions Laws and Regulations; (C) there have been no transactions between any Loan Party or any of their Subsidiaries on the one hand, and any country, territory, person or entity subject to any Sanctions Laws and Regulations or any person or entity in those countries or territories or which performs contracts in support of projects in or for the benefit of those countries and territories, on the other hand, which transactions violate any Sanctions Laws and Regulations in existence at the applicable time; (D) the Loan Parties and their Subsidiaries will not, directly or indirectly, use the proceeds from the Facilities, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing any activities or business of or with any person or entity, or of, with or in any country or territory, that is, at the time of such financing, subject to any Sanctions Laws and Regulations, in each case in any manner that will result in a violation of any of the Sanctions Laws and Regulations; and

(D) none of the drawings on the Facilities, the execution, delivery and performance of the Loan Documents, or the consummation of any other transaction contemplated by the Loan Documents, will, to the knowledge of the Loan Parties and their Subsidiaries, result in a violation of any of the Sanctions Laws and Regulations.

SECTION 5.23. Anti-Money Laundering. The operations of the Loan Parties and their Subsidiaries are and have been conducted at all times in compliance with Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Loan Parties or their Subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Loan Parties, threatened.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, beginning with the 2012 fiscal year a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers or any other independent registered public accounting firm reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended March 31, 2013), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;

(c) as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, provided that paragraphs (c) and (d) above shall only apply prior to the occurrence of a Qualifying IPO.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Company that holds all of the Equity Interests of the Company or (B) copies of the Company’s (or any direct or indirect parent thereof), as applicable, filings (including on Form F-10, 10-K, 10-Q or 8-K) with the SEC or substantially similar filings with any analogous Governmental Authority in any relevant jurisdiction; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Company, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Company (or such parent), on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers or any other independent registered public accounting firm reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or substantially similar filing) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of any Second Lien Indebtedness or Junior Financing Documentation, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth (A) a description of any change in the jurisdiction of organization of any Loan Party, (B) a list of any material Intellectual Property acquired by any Loan Party and (C) a description of any Person that has become a Subsidiary of the Company since the date of the most recent report delivered pursuant to this Section 6.02(d)(i), or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.04(b) and (iii) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.03. Notices. Promptly after obtaining actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including such matters arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation or proceeding between any Loan Party or any Subsidiary and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.08. Compliance with Laws.

(a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except (save in the case of Anti-Money Laundering Laws) if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default and such time shall be at the Company’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Company or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security.

(a) On the Closing Date, the Borrowers shall obtain the security interests and Guarantees set forth on Schedule 6.11A, provided that the obligations of each of UTL and UTH under the document set out in paragraph 1 of Schedule 6.11A shall arise and take effect only after each of them has obtained the licenses under the Thai Foreign Business Act referred to at Section 6.11(c);

(b) Subject to the Agreed Security Principles, as soon as practicable but no later than ninety (90) days after the Closing Date or (if later) by the date falling fourteen (14) Business Days after the appointment of the Taiwan Security Agent pursuant to Section 9.02 (or such later date as the Administrative Agent may reasonably determine in consultation with the Company, where any relevant security interest cannot be obtained without undue effort or expense within such ninety (90) day or other applicable period), the Borrowers shall obtain the security interests set forth in respect of the documents set out in paragraphs 1, 2 and 3 of Schedule 6.11B, take all action necessary or reasonably desirable to cause the procedures prescribed by Section 76 of the Companies Act, Chapter 50 of Singapore, the Singapore “white wash” procedures in respect of the entry by UTAC into the document set out in paragraph 1 of Schedule 6.11B, to be completed, and use commercially reasonable efforts to procure the delivery to the Administrative Agent of an opinion of Taiwan counsel to the Loan Parties in a form customary for transactions of this nature and acceptable to the Administrative Agent (acting reasonably and in good faith);

(c) Subject to the Agreed Security Principles, the Borrowers shall use commercially reasonable efforts to (x) procure that within one hundred and eighty (180) days after the Closing Date (or such later date as the Administrative Agent may reasonably determine in consultation with the Company), each of UTL and UTH will obtain all licenses under the Thai Foreign Business Act that are necessary to permit each of UTL and UTH to provide Guarantees and to create the security interests contemplated by the documents set out in paragraphs 4, 5 and 6 of Schedule 6.11B (the “FBA Licenses”) and (y) procure that each of UTL and UTH will enter into the documents set out in paragraphs 4, 5 and 6 of Schedule 6.11B within fourteen (14) days of the issuance of the FBA Licenses and (c) procure that contemporaneously with the entry by UTL and UTH of the documents set out in paragraphs 4, 5 and 6 of Schedule 6.11B, UTL will cause (i) any mortgage over land and buildings which secures the Second Lien Facility (the “Existing Second Land Mortgage”) to be amended by the parties thereto so as to include a notation that the lien created by the Existing Second Land Mortgage is subordinate to the lien created by the document referred to in paragraph 5 of Schedule 6.11B and (ii) any mortgage over machinery which secures the Second Lien Facility (the “Second Machinery Mortgage”) to be released, and a replacement Second Machinery Mortgage to be registered after the registration of the document referred to in paragraph 6 of Schedule 6.11B;

(d) The Borrowers shall take at their own expense all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including (subject to the Agreed Security Principles):

(i) upon the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a Material Subsidiary:

(A) within forty five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion: (w) cause each such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent; (x) cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent, the Security Agent or the Taiwan Security Agent (as appropriate) Mortgages and other security agreements and documents (including, with respect to Mortgages, the documents listed in Schedule 6.11B), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Deed and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement; (y) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Security Agent or the Taiwan Security Agent (as appropriate) and (z) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, effecting registrations under applicable law and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law), provided that, in each of the foregoing cases, no Mortgage or other Lien in respect of any property situated in Taiwan or Equity Interest in an entity formed or established under the laws of Taiwan is required to be created, executed or delivered hereunder before the date falling fourteen (14) Business Days after the appointment of the Taiwan Security Agent by the Security Agent pursuant to Section 9.02, and where the Taiwan Security Agent has not been appointed by the Long-Stop Date (as defined in Section 9.02), the Company shall use commercially reasonable efforts to procure that no later than ninety (90) days from the Long-Stop Date, the Existing Taiwan Pledge be amended or replaced by a new pledge over the Equity Interests of UTC, which amended or new pledge shall (pursuant to the operation of the Intercreditor Agreement or otherwise) grant a first-priority security interest over such Equity Interests to secure the Obligations (including in respect of the Subsidiary Guarantees); and

(B) within thirty (30) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(d)(i) as the Administrative Agent may reasonably request; and

(C) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, any existing title reports, surveys or environmental assessment reports; and

(D) promptly after the acquisition of any Material Real Property by any Loan Party, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Company shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien;

SECTION 6.12. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in Section 5.18.

SECTION 6.13. Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including legal opinions with respect to each Person who becomes a Loan Party after the Closing Date) as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

SECTION 6.14. Designation of Subsidiaries. The board of directors of the Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Senior Secured First Lien Leverage Ratio (calculated on a Pro Forma Basis) for the most recent Test Period shall not be greater than 1.50 to 1.00 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Second Lien Indebtedness or any Junior Financing, as applicable and (iv) none of UTAC, UHK, UTC nor UTL may be designated as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. The board of directors of the Company may at any time designate any Subsidiary formed by it after the Closing Date as an Unrestricted Subsidiary so long as at the time of such designation, such Subsidiary has conducted no business, has no assets or liabilities other than those incidental to its formation (including statutory minimum capital) and such designation complies with Section 7.02.

SECTION 6.15. Pari Passu Ranking. Ensure that at all times the Obligations of the Loan Parties under the Loan Documents constitute unsubordinated and unconditional obligations of the Loan Parties and rank at least pari passu in priority of payment with all other unsecured and unsubordinated obligations of the Loan Parties.

SECTION 6.16. Employee Benefits. The Borrowers and each Loan Party shall ensure that at all times all Plans shall be established, administered and operated in accordance with the terms of such Plan and applicable law and that all contributions or other payments which are due with respect to each Plan will be made in full except, in each case to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.17. Anti-Corruption. The Company will ensure that it and its Subsidiaries will conduct their operations in compliance with Anti-Corruption Laws. If any Loan Party or any of its Subsidiaries becomes aware that is has, by act or omission, become subject to government action under any Anti-Corruption Laws, such Loan Party will provide prompt notice to the Administrative Agent.

SECTION 6.18. Sanctions Laws and Regulations. (a) Each Loan Party shall ensure that it and each of its Subsidiaries shall not, directly or indirectly, use the proceeds of this Facility, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity for the purpose of financing any activities or business of or with any person or entity, or of , with or in any country or territory that is, at the time of such financing, subject to any Sanctions Laws and Regulations, or in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement; and (b) each Loan Party shall ensure that its funds or assets of those of any of its Subsidiaries that are used to pay any amount due pursuant to the Facilities shall not constitute funds obtained from transactions with or relating to persons, entities or countries which are the subject of sanctions under any Sanctions Laws and Regulations. Furthermore, notwithstanding any provision to the contrary herein, the L/C Issuers shall have no obligation to issue any Letter of Credit where the beneficiary thereof is or has direct or indirect business activities with countries which are the subject of sanctions under any Sanctions Laws and Regulations.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03(e);

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to a Loan Party or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees, letters of credit, bank guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary and any exception on the title polices issued in connection with the Mortgaged Property;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(f);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within one hundred and eighty (180) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases;

(j) leases, licenses, subleases or sublicenses (including the provision of software under an open source license) granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under applicable law on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or (s) to be applied against the purchase price for such Investment and (ii) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) other Liens securing letters of credit in a currency other than Dollars permitted under Section 7.03(o) in an aggregate amount at any time outstanding not to exceed $5,000,000;

(o) Liens in favor of a Loan Party or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and the replacement, extension or renewal of any Lien permitted by this clause (p) upon or in the same property previously subject thereto in connection with the replacement, extension or renewal (without increase in the amount or any change in any direct or contingent obligor) of the amount or value secured thereby; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or Section 7.03(g);

(q) any interest or title of a lessor under leases entered into by a Loan Party or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Loan Party or any of the Restricted Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of a

Loan Party or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Parties and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of a Loan Party or any Restricted Subsidiary in the ordinary course of business;

(u) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(v) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition referred to in Section 7.02(j);

(w) ground leases in respect of real property on which facilities owned or leased by a Loan Party or any of its Restricted Subsidiaries are located;

(x) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business Loan Parties or their Material Subsidiaries;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) Liens on the Collateral (but not any other assets) securing the Second Lien Indebtedness (or any Permitted Refinancing in respect thereof); provided such Liens are subject to the Intercreditor Agreement (or, in the case of any Permitted Refinancing thereof, another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement);

(aa) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

(bb) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under any Secured Hedge Agreement;

(cc) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition;

(dd) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(ee) other Liens on the property of (i) any Non-Loan Party not referred to in clause (ii) of this Section 7.01(ee) securing Indebtedness incurred pursuant to Section 7.03(h), 7.03(n) or 7.03(s)(ii) in an aggregate amount not to exceed $5,000,000 and (ii) a Non-Loan Party that is a Restricted Subsidiary organized under the laws of the Peoples Republic of China in an aggregate amount at any time outstanding not to exceed $25,000,000; and

(ff) Liens securing the Existing Loans which shall be discharged on or before the date on which the Initial Revolving Borrowing is made available to the Company save that, where the Initial Revolving Borrowing is used to refinance and repay the Existing Loans, any such Liens in respect of the property at 5 Serangoon North, Avenue 5, Singapore 554916 or the property at 2 Ang Mo Kio Street 63, Singapore 56911 shall be discharged within 30 days after the date on which the Initial Revolving Borrowing is made available to the Company, and any such Liens in respect of shares, land and buildings and/or machinery situated in Thailand shall be discharged within fourteen (14) days of the issuance of the FBA Licenses or, in each case, within such longer period as may be consented to by the Administrative Agent.

SECTION 7.02. Investments. Make or hold any Investments, except:

(a) Investments by the Company or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Parent, the Company and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Company (or any direct or indirect parent thereof after a Qualifying IPO of such direct or indirect parent) (provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $2,500,000;

(c) purchases of inventory, equipment, supplies and materials and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary and (iii) by any Non-Loan Party in any Loan Party, provided that any such Investments held by a Loan Party shall (subject to the Collateral and Guarantee Requirement and the Agreed Security Principles) be pledged to secure the Obligations;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 (other than Section 7.05(d) in so far as such Section refers to this Section 7.02(f)) and 7.06 (other than Section 7.06(c) in so far as such Section refers to this Section 7.02(f)), respectively;

(g) Investments (i) existing or contemplated on the date hereof and set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the date hereof by the Company or any Restricted Subsidiary in the Company or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03(f);

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j) any other Investments in the form of the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Company (including as a result of a merger or consolidation) or will have disposed of all or substantially all of its assets to the Company or a Restricted Subsidiary; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):

(A) subject to the Agreed Security Principles and clause (B) below, substantially all property, assets, businesses and Equity Interests acquired in such purchase or other acquisition (other than assets subject to Liens permitted by Section 7.01(p)) shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under and subject to the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein;

(B) the aggregate amount of consideration paid in respect of acquisitions of Persons that do not become Loan Parties (giving effect to any Investments permitted under Section 7.02(o)) shall not exceed $5,000,000 (net of any return representing a return of capital in respect of any such Investment);

(C) the acquired property, assets, business or Person is in the same line of business as the Company and the Subsidiaries, taken as a whole;

(D) the board of directors (or similar governing body) of the Person to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);

(E) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (2) the Senior Secured First Lien Leverage Ratio (calculated on a Pro Forma Basis) for the relevant Test Period shall not be greater than 1.50 to 1.00 and (3) the aggregate amount (or, in the case of consideration consisting of assets, fair market value) of the consideration paid by the Company and its Subsidiaries shall not exceed (x) $50,000,000 through the first anniversary of the Closing Date, (y) $100,000,000 from the first anniversary of the Closing Date through the second anniversary of the Closing Date and (z) $150,000,000 thereafter on a cumulative basis for all such acquisitions and, satisfaction of clauses (1) through (3) shall be evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such satisfaction with a reasonably detailed calculation;

(F) in the case of any such purchase or acquisition made after the date of this Agreement, the Company shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to the Company (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Company (or such direct or indirect parent) in accordance with Section 7.06(e) or (f);

(n) advances of payroll payments to employees in the ordinary course of business not exceeding $7,500,000 in aggregate;

(o) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Company (or by any direct or indirect parent of the Company after a Qualifying IPO of such direct or indirect parent);

(p) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Company or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) Guarantees by the Company or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or a Restricted Subsidiary in the ordinary course of business;

(r) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(s) so long as immediately after giving effect to any such Investment no Default has occurred and is continuing, other Investments that do not exceed $50,000,000 in the aggregate, net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof; provided that, such amount shall be increased by the Net Cash Proceeds of Permitted Equity Issuances that are Not Otherwise Applied;

(t) other Investments in the form of intercompany loans and evidenced by notes that have been pledged (individually or pursuant to a global note) to the Security Agent for the benefit of the Secured Parties by any Loan Party in any non-Loan Party that is a Restricted Subsidiary in an aggregate amount in any fiscal year not to exceed $25,000,000 plus any unutilized portions of such amount from any prior fiscal year;

provided, to the extent required by the applicable Laws of the jurisdiction where such Non-Loan Party is located or organized, up to 50% of the Investments permitted under this Section 7.02(t) in such Loan Party may be made with equity contributions or other forms that are not intercompany loans and the remainder of such Investments shall be made with intercompany loans; and

(u) Guarantees by the Company or any Restricted Subsidiary of any Indebtedness of the Company or a Restricted Subsidiary permitted to be incurred under Section 7.03.

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.02 shall be permitted hereunder to the extent that any portion of such Investment is used to make a Restricted Payment not permitted by Section 7.06 or any prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrowers and any of their Subsidiaries under Credit Facilities (including the Loan Documents) which is not otherwise set out under this Section 7.03, and any Permitted Refinancing thereof, in each case in an aggregate principal amount not to exceed $125,000,000, provided that the principal amount of such Indebtedness may be increased to $200,000,000 following the completion of a Qualifying IPO the Net Cash Proceeds of which equal or exceed $400,000,000 in the aggregate, provided, further, that any increase in the Commitments under the Loan Documents shall be governed by the provisions of Section 10.01 hereof;

(b) (i) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b) and any Permitted Refinancing thereof (save that, for the purposes of this Section 7.03(b), the principal amount of any Permitted Refinancing of the Existing Loans shall not exceed the aggregate principal amount of the First Lien Notes) and (ii) intercompany Indebtedness outstanding on the date hereof incurred in accordance with Section 7.02(d) or 7.02(t), as applicable;

(c) Guarantees by the Company and the Restricted Subsidiaries in respect of Indebtedness of the Company or any Restricted Subsidiary (other than Global A&T Finco Ltd.) otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary is not otherwise permitted to incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Second Lien Indebtedness or Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Company or any Restricted Subsidiary owing to the Company or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02 (other than Section 7.02(f) in so far as such Section refers to this Section 7.03(d)); provided that, all such Indebtedness incurred by any Loan Party and owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Exhibit B or such other terms acceptable to the Administrative Agent;

(e) so long as the Senior Secured First Lien Leverage Ratio (calculated on a Pro Forma Basis) for the relevant Test Period shall not be greater than 1.50 to 1.00, other Indebtedness in the form of (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within one hundred and eighty (180) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); and provided further that the aggregate principal amount of Indebtedness incurred under this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f) Indebtedness in respect of Swap Contracts designed to manage fluctuations in interest rates, foreign exchange rates, commodities pricing risks and other business risks associated with the industry incurred in the ordinary course of business and not for speculative purposes;

(g) other Indebtedness of any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition, (ii) incurred to finance a Permitted Acquisition and (iii) incurred in connection with any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii), in each case, that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) and so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom, (B) the Senior Secured First Lien Leverage Ratio (calculated on a Pro Forma Basis) for the relevant Test Period shall not be greater than 1.50 to 1.00 and (C) and the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (g) does not exceed $50,000,000;

(h) (i) other Indebtedness of any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided, in each case that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (w) is unsecured and is subordinated to the Obligations in accordance with the subordination terms set forth in Exhibit B, (x) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) the Total Leverage Ratio (calculated after giving Pro Forma Effect to the assumption or incurrence of such Indebtedness) shall not be greater than 3.00 and (y) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date falling six months after the Maturity Date; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in its reasonable judgment that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); provided further that notwithstanding anything contained in the Loan Documents to the contrary, (a) the only obligors with respect to any Indebtedness incurred pursuant to clause (A) of this paragraph or any Permitted Refinancing of Indebtedness in respect thereof shall be those Persons who were obligors of such Indebtedness immediately prior to such Permitted Acquisition and (b) Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to this clause (h) in an aggregate outstanding amount in excess of $5,000,000;

(i) Indebtedness representing deferred compensation to employees of the Company and the Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by Section 7.06(e);

(k) Indebtedness incurred by the Company or a Restricted Subsidiary in a Permitted Acquisition or a Disposition permitted by Section 7.05, in each case to the extent constituting indemnification obligations or obligations of such Restricted Subsidiary in respect of purchase price (including earn-outs) or other similar adjustments other than Guarantees of Indebtedness incurred by any Person acquiring such business or assets for the purpose of financing such Permitted Acquisition or Disposition, provided that such Indebtedness is not reflected on the balance sheet of the Company or such Restricted Subsidiary and (in the case of such Disposition) the maximum liability in respect of all such Indebtedness shall not exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such Disposition;

(l) Indebtedness consisting of obligations of the Company and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business;

(n) other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, provided that a maximum of $1,000,000 in aggregate principal amount of such Indebtedness may be incurred by Non-Loan Parties;

(o) Indebtedness incurred by the Company or any of the Restricted Subsidiaries in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business in respect of the foregoing; provided that any reimbursement obligations in respect of such instruments are reimbursed within ten (10) days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations (other than debt for borrowed money) provided by the Company or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business and consistent with past practice;

(q) (i) Second Lien Indebtedness in an aggregate principal amount not to exceed $475,000,000 (or the Euro equivalent thereof at the time of such incurrence) at any time outstanding (subject to any increase by way of original issue discount, capitalization of interest or issuance of payment-in-kind indebtedness in lieu of the payment of accrued interest in cash in accordance with the terms of the relevant Second Lien Indebtedness as of the date hereof); provided that at the time of the incurrence of such Indebtedness and after giving Pro Forma Effect thereto, no Default exists or would result therefrom, and (ii) Permitted Refinancings in respect thereof;

(r) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above;

(s) (i) other Indebtedness incurred by Non-Loan Parties that are Restricted Subsidiaries organized under the laws of the Peoples Republic of China in an aggregate amount outstanding not to exceed $25,000,000 and (ii) other Indebtedness of other Non-Loan Parties which are Restricted Subsidiaries, which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to sub-clause (ii) of this clause (s) and then outstanding, does not exceed $5,000,000, which Indebtedness under either sub-clause (i) or sub-clause (ii) may be secured to the extent permitted by Section 7.01(ee);

(t) Subordinated Indebtedness incurred in respect of promissory notes or similar instruments issued by any Loan Party in exchange for a loan from any other Loan Party or any Holding Company of any Loan Party (including a Parent (as defined in Section 7.06) or Listco), the proceeds of which loan are to be applied in repayment or prepayment of any Indebtedness, including pursuant to Section 8.01(h);

(u) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Company as accrued;

(v) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of its incurrence;

(w) unsecured Subordinated Indebtedness equal to 100% of the Net Cash Proceeds or cash received by the Company since immediately after the Closing Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Equity Interests or sales of Equity Interests to the Company or any of its Subsidiaries); and

(x) Indebtedness in respect of customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Any Restricted Subsidiary of the Company may merge with (i) the Company; provided that (x) the Company shall be the continuing or surviving Person and (y) such merger does not result in the continuing or surviving Person ceasing to be organized under the Laws of the Cayman Islands, Singapore, the United States, any state thereof or the District of Columbia or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary of the Company that is a Loan Party is merging with another Restricted Subsidiary of the Company, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Company, UTL or UTC) may liquidate or dissolve or change its legal form if the Company determines reasonably and in good faith that such action is in the best interests of the Company and its Subsidiaries and if not materially disadvantageous to the Lenders;

(c) Any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party permitted in accordance with Sections 7.02 (other than 7.02(f)) and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11; and

(e) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e) in so far as such Section refers to this Section 7.04(e)).

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Company and the Restricted Subsidiaries;

(b) Dispositions of accounts receivable on a non-recourse basis, inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Company or a Restricted Subsidiary of the Company; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than Section 7.02(f) in so far as such Section refers to this Section 7.05(d));

(e) Dispositions permitted by Sections 7.02 (other than Section 7.02(f) in so far as such Section refers to this Section 7.05(e)), 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) other Dispositions of property pursuant to sale-leaseback transactions; provided that (i) with respect to such property owned by the Company and its Restricted Subsidiaries on the Closing Date, the fair market value of all property so Disposed of after the Closing Date (taken together with the aggregate book value of all property Disposed of pursuant to Section 7.05(j)) shall not exceed $10,000,000 and (ii) with respect to such property acquired by the Company or any Restricted Subsidiary after the Closing Date, the applicable sale-leaseback transaction occurs within one hundred and eighty (180) days after the acquisition or construction (as applicable) of such property;

(g) Dispositions of Cash Equivalents in the ordinary course of business or in connection with an Investment permitted by Section 7.02 or a Restricted Payment permitted by Section 7.06;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Company or any Restricted Subsidiary that is a Material Subsidiary;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) (taken together with the aggregate fair market value of all property Disposed of pursuant to Section 7.05(f)) shall not exceed $5,000,000 and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $2,500,000 shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l) and clauses (i) and (ii) of Section 7.01(t)); provided, that for the purposes of this clause (iii), (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Loan Party from such transferee that are converted by such Loan Party into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by such Loan Party in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k) Dispositions listed on Schedule 7.05(k);

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of Investments (other than UTAC, UHK, UTL or UTC but including joint venture interests) for consideration at least equal to their fair market value at least 75% of which is received in cash or Cash Equivalents provided that the proceeds of such Dispositions are applied in accordance with Section 2.04(b)(i); and

(n) Dispositions of real property for consideration at least equal to their fair market value at least 75% of which is received in cash or Cash Equivalents; provided that if such real property is disposed of pursuant to a sale-leaseback transaction; after giving Pro Forma Effect thereto and the application of the Net Cash Proceeds therefrom in accordance with Section 2.04(b)(i), the Senior Secured First Lien Leverage Ratio shall not be greater than the Senior Secured First Lien Leverage Ratio for the most recently ended Test Period;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e) and except for Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such

Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Company or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Company that such Disposition is permitted by this Agreement, the Administrative Agent, the Security Agent or the Taiwan Security Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation to do so, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Company and to other Restricted Subsidiaries, or incur any obligation to do so (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary of the Company, to the Company and any other Restricted Subsidiary of the Company and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person, or incur any obligation to do so;

(c) to the extent constituting Restricted Payments, the Company and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(f) in so far as such Section refers to this Section 7.06(c)), 7.04 or 7.08 (other than Section 7.08(d) in so far as such Section refers to this Section 7.06(c)) or incur any obligation to do so;

(d) repurchases of Equity Interests in the Company or any Restricted Subsidiary (i) owned by employees of the Company or any such Restricted Subsidiary upon termination of employment in connection with the exercise of stock options pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $5,000,000 in any calendar year and (ii) deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, or the incurrence of any obligation to make such repurchases;

(e) the Company may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) or incur any obligation to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company (or of any such direct or indirect parent of the Company) by any future, present or former employee, director or consultant of the Company (or any direct or indirect parent of the Company) or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of the Company or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) shall not exceed $5,000,000 in any calendar year;

(f) the Company may make or incur any obligation to make Restricted Payments to any Person that directly or indirectly owns all of the equity interests of the Company (such Person, a “Parent”):

(i) the proceeds of which will be used to pay the tax liability to each foreign, national or local jurisdiction in respect of consolidated, combined, unitary or affiliated returns for such jurisdiction of the Company (or such direct or indirect Parent) attributable to the Company or its Subsidiaries determined as if the Company and its Subsidiaries filed separately;

(ii) the proceeds of which shall be used to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Company and its Subsidiaries;

(iii) the proceeds of which shall be used to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02 (other than Section 7.02(f) in so far as such Section refers to this Section 7.06(f)); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(g) the Company or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness permitted hereunder and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness permitted hereunder in accordance with its terms, and may incur any obligation to do any of the foregoing.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and the Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than (a) transactions between or among the Company or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) transactions on terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the issuance of Equity Interests to any officer, director, employee or consultant of the Company or any of its Subsidiaries or any direct or indirect parent of the Company, (d) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by the Company permitted under Section 7.06, (e) loans and other transactions among the Company and the Restricted Subsidiaries to the extent permitted under this Article 7 (without reference to this Section 7.08), (f) employment and severance arrangements between the Company and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (g) payments by the Company (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among the Company (and any such direct or indirect parent thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and is notified to the Lenders, (j) dividends, redemptions and repurchases permitted under Section 7.06 (without reference to this Section 7.08) and (k) the payment of management and monitoring fees to the Sponsors not to exceed $2,000,000 in aggregate in any fiscal year of the Company.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to any Loan Party or (b) any

Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which: (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Lien permitted by Section 7.01(m) or any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), 7.03(g) or 7.03(n) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are restrictions contained in any documents entered into in connection with the Second Lien Indebtedness and (xiii) arise in connection with cash or other deposits permitted under Section 7.01(f), 7.01(l), 7.01(m) and 7.01(t).

SECTION 7.10. Holding Company. In the case of the Company, conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its direct or indirect ownership of the Equity Interests of UTAC, UHK and their respective Subsidiaries (including for the avoidance of doubt (a) any internal organizational restructuring of its holdings in such Subsidiaries which does not result in a change in its ultimate beneficial ownership interest in each such Subsidiary and (b) the formation of new Subsidiaries to support or further the business of the Company’s existing Subsidiaries, provided that, for the avoidance of doubt, any such new Subsidiaries shall not be Excluded Subsidiaries, shall be Restricted Subsidiaries unless designated as Unrestricted Subsidiaries in accordance with the provisions of this Agreement, and, if they are Material Subsidiaries, shall be required to enter into Guarantees and provide security in accordance with the Collateral and Guarantee Requirement and Section 6.11, subject to the Agreed Security Principles), (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations in the Loan Documents, any documents entered into in connection with the Second Lien Indebtedness or (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 7.

SECTION 7.11. Accounting Changes. Make any change in fiscal year; provided, that the Company may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12. Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments (with respect to the Second Lien Indebtedness) shall be permitted) the Second Lien Indebtedness, any subordinated Indebtedness incurred under Section 7.03(h) or 7.03(n) or any other Indebtedness that is or is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if applicable, is permitted pursuant to Section 7.03(h)), to the extent not required to prepay any Loans or Facility pursuant to Section 2.04(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Company or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary to the extent permitted by the Collateral Documents, (iv) any prepayments or repayments permitted pursuant to Section 2.04 or required pursuant to Section 8.01(h).

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation or any documents entered into in connection with the Second Lien Indebtedness without the consent of the Arrangers.

SECTION 7.13. Equity Interests of Certain Restricted Subsidiaries. Permit any Restricted Subsidiary to become a non-wholly owned Subsidiary, except (other than with respect to the Company) to the extent such Restricted Subsidiary continues to be a Guarantor or in connection with a Disposition of all or substantially all of the assets or all of the Equity Interests of such Restricted Subsidiary permitted by Section 7.05 or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14.

SECTION 7.14. Restrictions on Activities of Global A&T Finco Ltd. The Company shall procure that Global A&T Finco Ltd. will not hold any assets, become liable for any obligations or engage in any business activities.

SECTION 7.15. Minimum Debt Service Coverage Ratio.

(a) Where the Outstanding Amount is more than the Trigger Amount at the end of a fiscal quarter of the Borrowers (save for the fiscal quarter in which the Initial Revolving Borrowing occurs) (each such date being a “DSCR Test Date”), the Borrowers shall ensure that the Debt Service Coverage Ratio on each DSCR Test Date shall be no less than 1.20 to 1.00.

(b) Where the Debt Service Coverage Ratio is less than 1.20 to 1.00 on any DSCR Test Date, no Default or Event of Default shall occur if one or more of the Borrowers shall, within seven (7) Business Days after the end of the relevant fiscal quarter, deliver to the Administrative Agent a notice of prepayment in accordance with Section 2.04(a)(i) and, within seven (7) Business Days after such delivery, prepay the Loans in an amount which would, following such prepayment, cause the Outstanding Amount to be equal to or less than the Trigger Amount.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Any of the following events referred to in any of clauses (a) through (g) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party or any other Guarantor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or (iii) within eight (8) Business Days after the same becomes due, any other amount payable hereunder or with respect to any other Loan Document; or

(b) Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a), 6.11(b) or Article 7; or (ii) any Loan Party or any other Guarantor fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Company; or

(c) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(d) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount (regardless of whether such failure or breach is subsequently remedied or waived by a counterparty), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (d)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; and provided, further that in relation to clause (d)(B), such failure is unremedied and is not waived by the holders of such Indebtedness; or

(e) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries (i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (ii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (iii) any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(f) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(g) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Guarantor contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party or any Guarantor denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or (ii) any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent, the Security Agent or (as the case may be) the Taiwan Security Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage; or (iii) any of the Equity Interests of the Borrowers ceasing to be pledged pursuant to the Pledge Agreements free of Liens other than Liens created by the Collateral Documents or any nonconsensual Liens arising solely by operation of Law; or

(h) IPO Proceeds. Upon the occurrence of a Qualifying IPO, failure by the ListCo (regardless of whether such entity is a party to this Agreement) to use at least the Relevant Amount from such Qualifying IPO to repay or refinance (on behalf of the Company) any senior Indebtedness of the Company, including the Indebtedness arising under the Loans, the First Lien Notes and/or the Second Lien Indebtedness, as soon as practicable (but in no case later than 60 calendar days from the completion of the Qualifying IPO), provided that such failure shall not result in any Event of Default hereunder if such Qualifying IPO occurs after the earlier of (i) the date on which all obligations under the Second Lien Indebtedness have been satisfied and repaid in full, and (ii) the date on which all obligations under the Second Lien Indebtedness have been refinanced in full such that the following requirements have been satisfied: (x) the final maturity date of such refinanced obligations occurs on or after the date falling six months after the final maturity date of the First Lien Notes; (y) such refinanced obligations shall have a Weighted Average Life to Maturity equal to or greater than the Weighed Average Life to Maturity of the First Lien Notes and (z) such refinanced obligations shall be secured by no assets other than the Collateral or any part thereof pursuant to one or more security agreements subject to the Intercreditor Agreement (or another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement). For the avoidance of doubt, an entity or vehicle established by either of the Sponsors which holds multiple assets, including the shares of the Issuer, shall not be considered a direct or indirect holding company of the Issuer for the purposes of this covenant.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount determined as of the date of such Event of Default); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (e) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Company, have assets with a value in excess of 5% of Total Assets and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total revenues of the Company and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to the Intercreditor Agreement, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the Swap Termination Value under Secured Hedge Agreements and the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties and Guarantors that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender irrevocably appoints the Security Agent to act as “First Priority Representative” under the Intercreditor Agreement and authorizes and directs the Security Agent to execute, deliver and perform the Intercreditor Agreement on such Lender’s behalf and each such Lender agrees to be bound by the terms thereof and to designate or accept the designation of (i) the Person identified as the “Administrative Agent” under the Second Lien Facility and/or the Person identified as “Trustee” under the Second Lien Euro Notes Indenture and/or the Person identified as the “Trustee” under the Second Lien Dollar Notes Indenture as a “Second Priority Representative” under the Intercreditor Agreement, (ii) the Second Lien Euro Note Indenture and the Second Lien Dollar Notes Indenture as a Second Priority Agreement, as defined in the Intercreditor Agreement and (iii) each credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under any Second Priority Agreement as a Second Priority Agreement as defined in the Intercreditor Agreement and (iv) the Persons identified as such in the agreements and instruments referred to in clause (iii) as Second Priority Representatives.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Security Agent shall pursuant to Section 9.02 appoint the Taiwan Security Agent to act as its agent and as the “security agent” under the Collateral Documents pursuant to which UTC grants security or security is granted over the Equity Interests in UTC (collectively, the “UTC Collateral Documents”), and each of the Lenders (in its capacities as a Lender, L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Security Agent or the Taiwan Security Agent, as the case may be, to act as the agent of (and to hold any security interest created by the Collateral Documents or the UTC Collateral Documents, as applicable, and to execute any Collateral Documents or UTC Collateral Documents, for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Security Agent, as “security agent” (and any other co-agents, sub-agents and attorneys-in-fact appointed by the Security Agent pursuant to Section 9.02 (including the Taiwan Security Agent) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or UTC Collateral Documents, as applicable, or for exercising any rights and remedies thereunder at the direction of the Security Agent), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “security agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.02. Delegation of Duties.

(a) Each of the Administrative Agent and the Security Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowing or payment in Alternative Currencies, such sub-agents as shall be deemed necessary by the Administrative Agent or (as the case may be) the Security Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each of the Administrative Agent and the Security Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

(b) The Company shall, from the date of this Agreement to the date falling 180 days after the Closing Date (the “Long-Stop Date”), use commercially reasonable efforts to identify a duly licensed financial institution organized under the laws of Taiwan who is permitted under the then-prevailing laws of Taiwan to act as security agent for each of the Obligations, the Second Lien Facility, the First Lien Notes and the Second Lien Notes, for the purposes of the appointment of such Person as the Taiwan Security Agent under paragraph (c) below. Following the Long-Stop Date, if the Taiwan Security Agent has not been appointed as aforesaid, from time to time the Lenders may, if there shall occur any change in circumstances which would permit the Company to identify such a financial institution using commercially reasonable efforts, by written notice to the Company require the Company to use commercially reasonable efforts, for a period of thirty (30) days following its receipt of such notice, to identify such a financial institution.

(c) Following the Company’s identification of the financial institution referred to in paragraph (b) above, the Security Agent shall appoint such Person as the Taiwan Security Agent, to act as its delegate and agent as the “security agent” under the UTC Collateral Documents. Such Person as is appointed as the Taiwan Security Agent shall execute and deliver to the Administrative Agent a Joinder Agreement whereby it shall accede to the terms of this Agreement as a party hereto. The UTC Collateral Documents shall be executed and delivered by the relevant Loan Parties within fourteen (14) Business Days from the date of the appointment of the Taiwan Security Agent.

SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party, any Guarantor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or Guarantor), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. Each of the Administrative Agent and the Security Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except (in the case of the Administrative Agent) with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent or (as the case may be) the Security Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent or (as the case may be) the Security Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Agents in their Individual Capacities. Each of JPMCB, Citicorp and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties, the Guarantors and their respective Affiliates as though JPMCB and Citicorp were not the Administrative Agent or the Security Agent respectively or, where applicable, an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each of JPMCB and Citicorp or their respective Affiliates may receive information regarding any Loan Party, any Guarantor or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party, such Guarantor or such Affiliate) and acknowledge that the Administrative Agent and the Security Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include JPMCB in its individual capacity.

SECTION 9.09. Successor Agents. Any Agent may resign from its position as such Agent upon thirty (30) days’ notice to the Lenders and the Borrowers or (in the case of the Taiwan Security Agent) the Security Agent. If an Agent resigns under this Agreement, the Required Lenders or (in the case of a resignation of the Taiwan Security Agent) the Security Agent (with the consent of the Required Lenders) shall appoint from among the Lenders or (in the case of a resignation of the Taiwan Security Agent) shall appoint a duly licensed financial institution organized under the laws of Taiwan (who shall have been identified by the Company using commercially reasonable efforts) who is permitted under the then-prevailing laws of Taiwan to act as security agent for each of the Obligations, the Second Lien Facility, the First Lien Notes and the Second Lien Notes as, a successor Agent, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default under Section 8.01(e) (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the relevant Agent, that Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders or (in the case of a resignation of the Taiwan Security Agent) a duly licensed financial institution organized under the laws of Taiwan who is permitted under the then-prevailing laws of Taiwan to act as security agent for each of the Obligations, the Second Lien Facility, the First Lien Notes and the Second Lien Notes. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent,” shall mean such successor agent and/or supplemental agent, as the case may be, and the retiring Agent’s appointment, powers and duties in its capacity as such Agent shall be terminated. After the retiring Agent’s resignation hereunder, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor agent has accepted appointment as the relevant Agent by the date which is thirty (30) days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as such Agent.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(g) and (h), 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Security Agent or the Taiwan Security Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit and any other obligation (including a guarantee that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder to any Person other than the Company or any of its Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Security Agent or the Taiwan Security Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) that any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Second Lien Indebtedness or any Junior Financing.

Upon request by the Security Agent at any time, the Required Lenders will confirm in writing the Security Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Security Agent will promptly (and each Lender irrevocably authorizes the Security Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent”, “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, security agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.06 or 2.07 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.04(b)(iv), 2.05(c), 2.12 or 8.04 without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g) change the currency in which any Loan is denominated without the written consent of the Lender holding such Loans; or

(h) change, modify, amend or otherwise affect any material provision of the First Priority Intercreditor Agreement (including, without limitation, the provisions relating to the priority of rights and security rights as between the holders of the First Lien Notes and the Lenders (including, without limitation, Sections 2.01(a) and 2.04 of the First Priority Intercreditor Agreement), distribution of the Proceeds (as defined therein) (including, without limitation, Section 2.01(b) of the First Priority Intercreditor Agreement), and turn-over of the Proceeds (including, without limitation, Section 2.02 of the First Priority Intercreditor Agreement),

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Revolving Credit Lender directly affected thereby, affect the rights and obligations of the Revolving Credit Lenders under Annex A. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with replacement loans (“Replacement Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the Applicable Rate with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the Applicable Rate for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing

(except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Loans) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be amended and waived in accordance with the provisions of the First Priority Intercreditor Agreement and the Intercreditor Agreement.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, the Security Agent or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender or the Taiwan Security Agent, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent and the L/C Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Security Agent, the Taiwan Security Agent and the L/C Issuers and pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Guarantors, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices purportedly given by or on behalf of either Borrower) even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs and Expenses. The Borrowers agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, the Documentation Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Milbank, Tweed, Hadley & McCloy LLP and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 10.04(a)) and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid (a) on the Closing Date so long as the Borrowers are provided one (1)

calendar day prior to the Closing Date with the invoices relating thereto setting forth such expenses in reasonable detail (the “Closing Date Fee Payments”) and (b) within ten (10) Business Days of receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. The Borrowers hereby irrevocably authorize the Administrative Agent to deduct the Closing Date Fee Payments from the Initial Revolving Borrowing (to the extent that such payments are not otherwise made from the proceeds of the issuance of the First Lien Notes). If any Loan Party or Guarantor fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party or such Guarantor by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrowers, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee or (y) a material breach of the Loan Documents by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent and the Security Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any such amounts that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that the Company shall have the right to withhold its consent if the Company would be required to obtain the consent of, or make a filing or registration with, a Governmental Agency) of the Company, provided that such consent of the Company shall not be required for an assignment to any Assignee (1) where the assignment is proposed to be made to a Person which is an authorized deposit-taking institution which (in the actual knowledge of the transferring Lender after reasonable inquiry, taking into account such transferring Lender’s know-your-customer procedures) is holding such rights and obligations for its own account or (2) after a Default has occurred and is continuing; and provided, further that the Company shall be deemed to have consented to an assignment for purposes of this Section 10.07(b) if the Company fails to notify the relevant Lender within five (5) Business Days that it expressly withholds its consent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facilities), in multiples of $1,000,000 unless each of the Company and the Administrative Agent otherwise consents, provided that (1) no such consent of the Company shall be required if an Event of Default under Section 8.01(a) or (e) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (with a copy of such Administrative Questionnaire to the L/C Issuer).

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Notwithstanding the foregoing, the assigning Lender and the assignee Lender shall execute all documents and take all other actions as the Borrowers shall request (acting reasonably and in good faith) in writing in order to give full force and effect to such assignment. Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the applicable Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective for the purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits and subject to the obligations of Sections 3.01 (subject to the requirements of Section 10.16), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant agrees to be subject to Sections 3.01 and 10.16 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Company and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified, in consultation with the Company, a successor L/C Issuer willing to accept its appointment as successor L/C Issuer. In the event of any such resignation of an L/C Issuer, the Company shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer, hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of the relevant L/C Issuer. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make COF Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) to the International Swaps and Derivatives Association, Inc. (“ISDA”) or any Credit Derivatives Determination Committee or sub-committee of ISDA where such disclosure is required by them in order to determine whether the obligations under the Loan Documents will be, or in order for the obligations under the Loan Documents to become, deliverable under a credit derivative transaction or other credit linked transaction which incorporates the 2009 ISDA Credit Derivatives Determinations Committees and Auction Settlement Supplement or other provisions substantially equivalent thereto, (g) with the written consent of the Company; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to any Agent or any Lender on a non-confidential basis from a source other than the Loan Parties; (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Company or any of its subsidiaries or business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 or becomes available to any Agent or any Lender on a non-confidential basis from a source other than the Loan Parties; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09. Publicly Traded Securities.

(a) The Borrowers hereby represent that, except for the First Lien Notes, none of the Loan Parties currently has any publicly traded securities outstanding (including, but not limited to, commercial paper notes or American Depositary Receipts).

(b) The Borrowers hereby authorize the Administrative Agent to distribute execution versions of the Loan Documents and Financial Statements to all Lenders, including their Public-Siders.

(c) The Borrowers agrees that if any of the Loan Parties issues any publicly traded securities at a future date, any of the information in Loan Documents and Financial Statements, to the extent then material, will be publicly disclosed or set forth in the related prospectus or other offering document for such issuance.

(d) The Borrowers (i) authorize the Administrative Agent to distribute the Financial Statements (excluding any projections, compliance certificates and/or budgets if required to be delivered under the Loan Documents) to all Lenders, including their Public-Siders, if any, (ii) agree to deliver to the Administrative Agent and each Lender, and authorizes the distribution to all Lenders, including their Public-Siders, if any, of any other business or financial-related disclosures or information supplementing the Financial Statements made available to the holders of First Lien Notes (“Supplemental Materials”) and (iii) represent, warrant and agree that such Financial Statements, the Loan Documents and the Supplemental Materials will not constitute information that, upon disclosure to Public-Siders, would restrict them or their firms from purchasing or selling any of First Lien Notes under United States federal or state securities laws, Singapore securities laws or the equivalent laws of any other applicable jurisdiction. The Borrowers further agree to clearly label such Financial Statements and/or the Supplemental Materials with a notice stating: “Confidential Financial Statements Also Provided to First Lien Notes” and/or “Confidential Supplemental Materials,” as the case may, before delivering them to the Administrative Agent.

(e) The Borrowers acknowledge their understanding that Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the materials, documents and information distributed to them pursuant to the authorizations made herein.

SECTION 10.10. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender and L/C Issuer agrees promptly to notify the Company and the Administrative Agent after any such set off and application made by such Lender or L/C

Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.13. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.15. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16. Tax Forms.

(a) (i) A Recipient that is entitled to an exemption from or reduction of withholding tax, with respect to payments under this Agreement shall deliver to the relevant Borrower (with a copy to the Administrative Agent), upon the request of the relevant Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Recipient is legally entitled to complete, execute and deliver such documentation and in such Recipient’s judgment such completion, execution or submission would not subject such Recipient to any material unreimbursed cost or materially prejudice the legal or commercial position of such Recipient.

(ii) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 10.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(iii) The Loan Parties shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to any Recipient if such additional amount or indemnity payment is attributable to such Recipient’s failure to satisfy the provisions of this Section 10.16; provided that if such Recipient shall have satisfied the requirement of this Section 10.16(a) or Section 10.16(b), as applicable, on the date such Recipient became a Recipient or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.16(a) or Section 10.16(b) shall relieve the Loan Parties of their obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Recipient is no longer legally able to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Recipient or other Person for the account of which such Recipient receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Withholding Agents may deduct and withhold any Taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrowers two duly signed, properly completed copies of IRS Form W-9, or any successor thereto, certifying that such Lender is entitled to an exemption from United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrowers and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Borrowers or the Administrative Agent. If such Lender fails to deliver such forms, then the Withholding Agents may withhold from any payment to such Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

(c) If a payment made to a Lender under any of the Loan Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrowers or the Administrative Agent (i) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and (ii) such additional documentation and information reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 10.17. GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWERS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.18. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.19. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, the Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.21. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.21 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.22. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA PATRIOT Act.

SECTION 10.23. Consent to Jurisdiction. Each Borrower hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in The City of New York and any competent court of Singapore, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, each Borrower hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Singapore court or, to the extent permitted by law, in such Federal court. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of the place of residence or domicile of such Borrower. Each Borrower hereby irrevocably and unconditionally appoints (x) CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011 or other Person reasonably satisfactory to the Administrative Agent (the “New York Process Agent”), and (y) UTAC (the “Singapore Process Agent” and together with the New York Process Agent, the “Process Agents”), in each case as its agent to receive on behalf of such Borrower service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such New York State or Federal court or Singapore court, as applicable, and agrees promptly to appoint a successor New York Process Agent in The City of New York or Singapore Process Agent in Singapore, as applicable, (which successor Process Agent shall accept such appointment in writing substantially in the form of Exhibit I prior to the termination for any reason of the appointment of the initial New York Process Agent or Singapore Process Agent, as applicable). In any such action or proceeding in such New York State or Federal court sitting in The City of New York, or Singapore court, as applicable, such service may be made on each Borrower by delivering a copy of such process to the relevant Borrower in care of the appropriate Process Agent at such Process Agent’s above address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Borrower at its address referred to in Section 10.02(a) (such service to be effective upon such receipt by the appropriate Process Agent and the depositing of such process in the mails as aforesaid). Each Borrower hereby irrevocably and unconditionally authorizes and directs such Process Agent to receive such service on its behalf. As an alternate method of service, each Borrower irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court sitting in The City of New York, or Singapore court, as applicable, by mailing of copies of such process to each Borrower by certified or registered air mail at its address referred to in Section 10.02(a). Each Borrower agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 10.24. Survival of Certain Provisions. So long as the First Lien Notes are outstanding (regardless of whether any Obligations are outstanding or not), any Permitted Refinancing in respect of the Indebtedness under a Second Lien Facility must have a final maturity date equal to or later than the date falling six months after the final maturity date of the First Lien Notes. This provision shall survive any termination or cancellation of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GLOBAL A&T ELECTRONICS, LTD., as a Borrower,

By:	/s/ Irwin Lim Kee Way
Irwin Lim Kee Way
Authorized Signatory/Director

By:	/s/ William John Nelson
William John Nelson
Authorized Signatory/Director

Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Syndication Agent and Documentation Agent,

By:	/s/ Sara Wong
	Name:	Sara Wong
	Title:	Associate

Credit Agreement

CITICORP INTERNATIONAL LIMITED, as Security Agent,

By:	/s/ Sigit Priwibowo
Name:	Sigit Priwibowo
Title:	Vice President

Credit Agreement

CREDIT SUISSE AG, SINGAPORE BRANCH, as a Joint Mandated Lead Arranger, Joint Bookrunner and a Lender,

By:	/s/ Sylvain Labattu
	Name:	Sylvain Labattu
	Title:	Director

By:	/s/ Fiona Gray
	Name:	Fiona Gray
	Title:	Director General Counsel Division

Credit Agreement

JPMORGAN CHASE BANK, N.A.,
ACTING THROUGH ITS SINGAPORE BRANCH, as a Joint Mandated Lead Arranger and Joint Bookrunner,

By:	/s/ Alfons Halim
	Name:	Alfons Halim
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A.,
ACTING THROUGH ITS SINGAPORE BRANCH, as Lender,

By:	/s/ Sumit Jain
	Name:	Sumit Jain
	Title:	Executive Director

Credit Agreement

BANK OF AMERICA, N.A., as a Joint Mandated Lead Arranger, Joint Bookrunner and a Lender,

By:	/s/ Edmund Leong
	Name:	Edmund Leong
	Title:	Director

Credit Agreement

UBS AG HONG KONG BRANCH, as a Joint Mandated Lead Arranger and Joint Bookrunner

By:	/s/ Paul Au
	Name:	Paul Au
	Title:	Managing Director

By:	/s/ Conan Tam
	Name:	Conan Tam
	Title:	Managing Director

Credit Agreement

UBS AG, SINGAPORE BRANCH, as a Lender,

By:	/s/ Paul Au
	Name:	Paul Au
	Title:	Managing Director

By:	/s/ Conan Tam
	Name:	Conan Tam
	Title:	Managing Director

Credit Agreement

Schedule I

Guarantors

UTAC

UTC

UHK

UTAC Cayman Ltd.

Schedule 1.01A

Agreed Security Principles

1.	AGREED SECURITY PRINCIPLES

1.1 The guarantees and security to be provided by the Loan Parties will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Annex addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

1.2 The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from Loan Parties in jurisdictions in which it has been agreed that guarantees and security will be granted. In particular:

1.2.1 general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, tax restrictions, retention of title claims and similar principles may prevent or limit a Loan Party from providing a guarantee or security or may require that the guarantee or security be limited in amount or otherwise;

1.2.2 a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarization and registration fees) which shall not be disproportionate to the benefit to the lenders of obtaining such guarantee or security;

1.2.3 the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

1.2.4 where there is material incremental cost involved in creating security over all assets owned by a Loan Party in a particular category (e.g. real estate) the principle stated at paragraph 1.2.2 above shall apply and, subject to the Agreed Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security;

1.2.5 it is acknowledged that in certain jurisdictions it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

1.2.6 any assets subject to third party arrangements which may prevent those assets from being charged will be excluded from any relevant security document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by a Loan Party if the Agent (in good faith) determines the relevant asset to be material;

1.2.7 a Loan Party will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant Loan Party or if the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or would result in (or in a risk of) personal or criminal liability on the part of any officer, provided that the relevant Loan Party shall use reasonable endeavours to overcome any such obstacle;

1.2.8 the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents;

2.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken as part of this transaction:

2.1 security will not be enforceable until an Event of Default has occurred and notice of acceleration has been given by the Agent under the $125,000,000 Credit Agreement, dated as of January 31, 2013 (as amended, supplemented or otherwise modified from time to time, among Global A&T Electronics Ltd., the Lenders and the Agent the “Credit Agreement”));

2.2 notification of pledges over bank accounts will be given to the bank holding the account provided that this is not inconsistent with the Loan Parties retaining control over and the ability to use freely the balance of the account;

2.3 notification of receivables security to debtors will only be given if an Event of Default has occurred and notice of an acceleration has been given by the Agent under the Credit Agreement;

2.4 notification of security over insurance policies will not be served on any insurer of a Loan Party assets until such time as an Event of Default has occurred and is continuing;

2.5 the security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain any additional representations or undertakings (such as in respect of title, insurance, information or the payment of costs) unless these are required for the creation or perfection of the security and are no more onerous than any equivalent representation or undertaking in the Credit Agreement;

2.6 in respect of the share charges, until an Event of Default has occurred and notice of acceleration has been given by the Agent under the Credit Agreement, the chargors shall be permitted to retain and to exercise voting rights to any shares charged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the chargors should be permitted to pay dividends upstream on charged shares to the extent permitted under the Credit Agreement; and

2.7 the Secured Parties should only be able to exercise any power of attorney granted to them under the security documents following the occurrence of an Event of Default in respect of which notice of acceleration has been given by the Agent under the Credit Agreement or failure to comply with a further assurance or perfection obligation.

Words and expressions defined in the Credit Agreement shall (unless otherwise defined herein) have the same meanings when used herein.

Schedule 1.01B

Unrestricted Subsidiaries

None

Schedule 1.01C

Excluded Subsidiaries

UTAC (Shanghai) Co., Ltd.

UTAC Dongguan Ltd

UCD Cayman Ltd

UTAC Chengdu Ltd

Global A&T Finco Ltd.

Schedule 2.01

Commitment

Bank of America, N.A.	$35,000,000
Credit Suisse AG, Singapore Branch	$35,000,000
JPMorgan Chase Bank, N.A., acting through its Singapore Branch	$20,000,000
UBS AG, Singapore Branch	$35,000,000
$125,000,000,00

Schedule 5.05

Certain Liabilities

None

Schedule 5.10

Taxes

None

Schedule 5.12

Subsidiaries and Other Equity Investments

Subsidiary	Jurisdiction	Owner	Percentage Ownership	Equity Interest Pledged
Global A&T Finco Ltd.	Delaware	Global A&T Electronics Ltd.	100%	No
United Test and Assembly Center Ltd.	Singapore	Global A&T Electronics Ltd.	100%	Yes
UTAC (Taiwan) Corporation	Taiwan	United Test and Assembly Center Ltd	100%	No
UTAC Europe S.r.l. (in liquidation)	Italy	United Test and Assembly Center Ltd	99%	No
UTAC (Shanghai) Co., Ltd.	China	United Test and Assembly Center Ltd	100%	No
Nepes Pte. Ltd.	Singapore	United Test and Assembly Center Ltd	19.9%	No
UTAC Hong Kong Limited	Hong Kong	Global A&T Electronics Ltd	100%	Yes
Timerson Limited	Hong Kong	UTAC Hong Kong Limited	100%	No
UTAC Cayman Ltd.	Cayman Islands	UTAC Hong Kong Limited	100%	Yes
UTAC Dongguan Ltd	China	UTAC Cayman Ltd.	100%	No
UTAC Thai Holdings Limited	Thailand	UTAC Hong Kong Limited	99.99%	Yes
UTAC Thai Limited	Thailand	UTAC Thai Holdings Limited	97.3%	No
UCD Cayman Ltd	Cayman Islands	UTAC Hong Kong Limited	90%	No
UTAC Chengdu Ltd	China	UCD Cayman Ltd	100%	No

Subsidiary	Jurisdiction	Owner	Percentage Ownership	Equity Interest Pledged
UTAC Group Global Sales Ltd	Cayman Islands	United Test and Assembly Center Ltd. (50%) UTAC Hong Kong Limited (50%)	100%	No
UGS America Sales Inc.	US	UTAC Group Global Sales Ltd	100%	No
UGS Asia Sales Pte. Ltd.	Singapore	UTAC Group Global Sales Ltd	100%	No
UGS China Sales Ltd	China	UTAC Group Global Sales Ltd	100%	No
UGS Europe Sales S.r.l.	Italy	UTAC Group Global Sales Ltd	100%	No
UGS Greater China Sales Limited	Hong Kong	UTAC Group Global Sales Ltd	100%	No
UGS UK Sales Ltd	UK	UTAC Group Global Sales Ltd	100%	No

Schedule 6.11A

Security Interest and Guarantees (Closing Date)

1. Guarantee made or to be made by UTAC, UTC, UHK, UTAC Cayman Ltd., UTH and UTL, in favor of the Administrative Agent.

2. First Priority Security Deed made or to be made between the Company and the Security Agent.

3. First Priority Share Charge made or to be made between the Company and the Security Agent over the shares of UTAC.

4. First Priority Security Deed made or to be made between UTAC and the Security Agent (creating, among other things, security over UTAC’s patent rights and trademark rights).

5. Mortgage made or to be made between UTAC and the Security Agent relating to property at 5 Serangoon North, Avenue 5, Singapore 554916 and the property at 2 Ang Mo Kio Street 63, Singapore 569111.

6. First Priority Security Deed made or to be made between UHK and the Security Agent (creating, among other things, security over UHK’s patent rights and trademark rights).

7. First Priority Share Pledge made or to be made between UHK and the Security Agent over the shares of UTAC Cayman Ltd.

8. Amendment to Pledge of Shares Agreement made among UHK, the banks and other institutions listed therein and the Security Agent relating to UHK’s shareholding in UTH.

9. First Priority Security Deed made or to be made between UTAC Cayman Ltd. and the Security Agent.

Schedule 6.11B

Security Interests and Guarantees (Post-Closing Date)

1. Share Pledge Agreement by and between UTAC, as Pledgor and the Taiwan Security Agent, as Pledgee, substantially in the form of the Existing Taiwan Pledge or such other form as may be agreed between the parties thereto.

2. First Priority Chattel Mortgage Agreement entered into by and between UTC and the Taiwan Security Agent, substantially in the form of the existing chattel mortgage agreement securing the Existing Loans or such other form as may be agreed between the parties thereto.

3. First Priority Real Estate Mortgage Agreement by and between UTC and the Taiwan Security Agent, substantially in the form of the existing real estate mortgage agreement securing the Existing Loans or such other form as may be agreed between the parties thereto.

4. Amendment to Pledge of Shares Agreement made among UTH, the banks and other institutions listed therein and the Security Agent relating to UTH’s shareholding in UTL, in the form agreed between the parties thereto.

5. Land and Buildings Mortgage Agreement to be made between UTL and the Mortgagees listed therein, in the form agreed between the parties thereto.

6. Machinery Mortgage Agreement to be made between UTL and the Mortgagees listed therein, in the form agreed between the parties thereto.

Schedule 6.11C

Security Interest and Guarantees (Mortgages)

None

Schedule 7.01(b)

Existing Liens

1. Finance lease liens existing on twenty-two company cars for employees of UTL in an aggregate amount of $781,548.71 (as of October 31, 2012).

2. UTL has outstanding approximately $3,934,555.15 (as of October 31, 2012) in customs bonds, electrical and water usage bonds and other customary bank guarantees in the ordinary course of business that are cash collateralized.

Schedule 7.02(g)

Investments

Existing or Contemplated Investments

1. Financial assets, at fair value through profit or loss, held by UTC in an aggregate amount not to exceed $9,000,000.

2. UTAC holds 19.9% of the shares in Nepes Pte Ltd, a joint venture with other shareholders.

3. An additional investment following UTC’s original investment in Silicon Integrated Systems Corp. in an aggregate amount not to exceed $3,000,000.

4. A subscription of a rights offering of Nepes Pte Ltd in an aggregate amount not to exceed $5,000,000.

5. UHK holds 90% of the shares in UCD Cayman Ltd.

6. An acquisition by UTC, from Nan Ya Plastics Corporation, of shares in Nanya Technology Corporation in an aggregate amount of approximately $10,000,000, in payment for and settlement of a trade debt owed by Nanya Technology Corporation to UTC.

7. The acquisition by UTH of the 2.7% of the shares in UTL which it does not own as of the date of this Agreement.

8. The acquisition by UTAC Cayman Ltd. of all the shares in UTAC Dongguan Ltd.

9. The registration of UTH in Thailand at a fee of Thai Baht 100,000.

10. Existing loans and other Investments made by the Company or UTAC to or in their respective Subsidiaries in an aggregate amount of $78,140,063.01 (as of December 6, 2012), as follows:

(a) a loan from the Company to UTAC (Shanghai) Co., Ltd. in the amount of $20,000,000;

(b) a loan from UTAC to UTAC (Shanghai) Co., Ltd. in the amount of $15,140,063.01, which has been assigned by UTAC to the Company;

(c) a loan from the Company to UTAC Dongguan Ltd, of which $4,000,000 remains outstanding;

(d) a loan from the Company to UTAC Cayman Ltd. in the amount of $12,000,000;

(e) a loan from the Company to UTAC (Shanghai) Co., Ltd. in the amount of $8,000,000;

(f) a capital injection from UTAC to UTAC (Shanghai) Co., Ltd. in the amount of $6,000,000;

(g) a loan from the Company to UTAC (Shanghai) Co., Ltd. in the amount of $8,000,000; and

(h) a loan from the Company to UTAC Chengdu Ltd in the amount of $5,000,000.

Schedule 7.03(b)

Existing Indebtedness

Part A

Guarantees

1. UTL has outstanding approximately $3,934,555.15 (as of October 31, 2012) in customs bonds, electrical and water usage bonds and other customary bank guarantees in the ordinary course of business that are cash collateralized.

Capital and Finance Leases

1. Finance lease liens existing on twenty-two company cars for employees of UTL in an aggregate amount of $781,548.71 (as of October 30, 2012).

2. A bank guarantee from Ta Chong Bank in respect of customs and land rental charges owed by UTC from time to time, in the amounts of NT$47,700,000 and NT$1,439,976 respectively.

3. Leases in respect of office equipment entered into by the Loan Parties and/or their Restricted Subsidiaries in an aggregate amount of up to approximately $1,909,000.

Other Indebtedness

1. Indebtedness owed by UTAC Chengdu Ltd to Semiconductor Manufacturing International (Shanghai) Corporation under the repayment agreement dated March 1, 2011 entered into between UTAC Chengdu Ltd, Semiconductor Manufacturing International (Shanghai) Corporation and UTAC.

Part B

1. The Existing Loans.

Schedule 7.05(k)

Dispositions

UTAC is in the process of liquidating UTAC Europe S.r.l..

Schedule 7.08

Transactions with Affiliates

None

Schedule 7.09

Existing Restrictions

None

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

Global A&T Electronics Ltd.,

as the Company

c/o 5 Serangoon North Ave 5

Singapore 554916

Attn: Board of Directors

Facsimile: +65 6551 1521

Citicorp International Limited,

as Security Agent

Floor 56, One Island East, 18 Westlands Road, Island East, Hong Kong

Attn: Agency and Trust

Facsimile: +852 2323 0279

JPMorgan Chase Bank, N.A.,

as Administrative Agent

47/F One Island East, 18 Westlands Road, Quarry Bay, Hong Kong

Attn: Sara Wong / Jennifer Yu / Joe Lam

Telephone: +852 2800 6024 / +852 2800 1916 / +852 2800 6042

Facsimile: +852 2836 9672

EXHIBIT A

COMMITTED LOAN NOTICE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

[Insert Address]

Attention: [—]

[—]

Fax:	[—]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 31, 2013, among GLOBAL A&T ELECTRONICS LTD., a company incorporated in the Cayman Islands with registered address at Maples Corporate Services Limited (formerly known as M&C Corporate Services Limited), P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), each Subsidiary Borrower that becomes a party thereto and borrower thereunder in accordance with Section 2.13 thereto, (together with the Company the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) JPMorgan Chase Bank, N.A., as Administrative Agent, and Citicorp International Limited, as Security Agent, as amended, restated, extended, supplemented or otherwise modified in writing from time to time. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):

[    ] A Borrowing of new Loans

[    ] A continuation of Loans

to be made on the terms set forth below:

(A)	Date of Borrowing or continuation (which is a Business Day)

(B)	Principal amount

(C)	Interest Period

The above request has been made to the Administrative Agent by telephone at [—].

[Remainder of Page Intentionally Blank]

EXHIBIT A

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the related Borrowing, the conditions to lending specified in paragraphs [(a) and [(b) / (c)] of Section 4.02] of the Credit Agreement have been satisfied.]1

[Global A&T Electronics Ltd.]

[SUBSIDIARY BORROWER]

By:

Name:

Title:

[1]	Remove bracketed language if the Borrower is requesting the extension of an issued Letter of Credit; in the case of other Credit Extensions, paragraph (b) of Section 4.02 is applicable to the Initial Revolving Borrowing and a rollover loan under the Revolving Credit Facility; paragraph (c) of Section 4.02 is applicable to other Credit Extensions except for the extension or automatic renewal of an issued Letter of Credit

EXHIBIT B

SUBORDINATION TERMS

As used herein, the term “Administrative Agent” shall have the meaning ascribed to such term under the Credit Agreement; the term “Credit Agreement” shall be defined to refer to the Credit Agreement, dated as of January 31, 2013, among GLOBAL A&T ELECTRONICS LTD., a company incorporated in the Cayman Islands with registered office at Maples Corporate Services Limited (formerly known as M&C Corporate Services Limited), P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), each Subsidiary Borrower that becomes a party thereto and borrower thereunder in accordance with Section 2.13 thereto, (together with the Company the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent and Citicorp International Limited, as Security Agent, as amended, restated, extended, supplemented or otherwise modified in writing from time to time; the term “Debtor” shall be defined to refer to each obligor under Subordinated Debt; the term “Senior Debt” shall be defined to include (i) “Obligations” as such term is defined in the Credit Agreement and any analogous term defined and used in the Second Lien Facilities Documentation and (ii) any obligations arising under any credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Credit Agreement or the Second Lien Facilities Documentation (collectively, the “Senior Obligations”), the term “payment” or “pay”, whenever used in respect of Subordinated Debt, shall be defined to refer to any direct or indirect payment, in cash or property, by set-off or otherwise, of or on account of (including any damages, liquidated or otherwise, in respect of) principal, interest or any other amount owing with respect to Subordinated Debt, including any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Subordinated Debt and any deposit in a defeasance trust or any similar arrangement relating to Subordinated Debt; and the term “Subordinated Debt” shall be defined to refer to any subordinated indebtedness to be incurred or issued pursuant to Section 7.03(d) of the Credit Agreement.

1. The following terms shall be applicable to all Subordinated Debt:

(a) no part of the Subordinated Debt shall have any claim to the assets of any Loan Party on a parity with or prior to the claim of the Senior Debt; and

(b) unless and until the Senior Obligations have been paid in full, if an Event of Default shall have occurred and be continuing no Restricted Subsidiary referred to in Section 7.03(d) of the Credit Agreement shall take, demand or receive from any Loan Party, and no Loan Party shall make, give or permit, directly or indirectly, by setoff, redemption, purchase or in any other manner, any payment on account of principal or interest of or security for the whole or any part of the Subordinated Debt, including, without limitation, any letter of credit or similar credit support facility to support payment of the Subordinated Debt.

EXHIBIT B

(c) Upon any acceleration of the principal amount due on any Subordinated Debt.

i. holders of Senior Debt shall be entitled to receive payment in full in accordance with the Credit Agreement of the Senior Debt before holders of Subordinated Debt shall be entitled to receive any payment of Subordinated Debt; and

ii. until the Senior Debt is paid in full in accordance with the Credit Agreement, any payment or distribution to which holders of Subordinated Debt would be entitled but for the provisions summarized in this Exhibit B shall be made to holders of Senior Debt as their interests may appear.

(d) No holder of Subordinated Debt shall, at any time that an Event of Default (as such term is defined under the Credit Agreement) shall have occurred and be continuing, without the prior written consent of the Administrative Agent, have any right to demand payment of, or accelerate the maturity of, or institute any proceedings to enforce, any Subordinated Debt until the Senior Debt shall have been paid in full.

(e) Until the Senior Debt shall have been paid in full, no holder of Subordinated Debt shall, without the prior written consent of the Administrative Agent, commence or join with any other Person in commencing any proceeding against the Debtor under any Debtor Relief Law, nor shall any holder of Subordinated Debt, without the prior written consent of the Administrative Agent, participate in any assignment for benefit of creditors, compositions, or arrangements with respect to any Subordinated Debt.

(f) Each holder of Subordinated Debt irrevocably authorizes and empowers (without imposing any obligation on) the Administrative Agent, at any time that an Event of Default under 8.01(a) or (e) (as such term is defined under the Credit Agreement) shall have occurred and be continuing, to demand, sue for, collect and receive every such payment or distribution described therein and give acquittance therefor, to file claims and proofs of claims in any statutory or nonstatutory proceeding, to vote each Senior Debt holder’s ratable share of the full amount of Subordinated Debt in its sole discretion in connection with any resolution, arrangement, plan of reorganization, compromise, settlement or extension and to take all such other action (including, without limitation, the right to participate in any composition of creditors and the right to vote each Senior Debt holder’s ratable share of Subordinated Debt at creditors’ meetings for the election of trustees, acceptances of plans and otherwise), in the name of the holders of Subordinated Debt or otherwise, as the Administrative Agent may deem necessary or desirable for the enforcement of the subordination provisions summarized in this Exhibit B, Each holder of Subordinated Debt shall execute and deliver to the Administrative Agent all such further instruments confirming the foregoing authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and shall take all such other action as may be requested by the Administrative Agent in order to enable the Administrative Agent to enforce all claims upon or in respect of each Senior Debt holder’s ratable share of the Subordinated Debt at any time that an Event of Default (as such term is defined under the Credit Agreement) shall have occurred and be continuing.

(f) Under no circumstances shall any holder of Subordinated Debt be subrogated to any right of a holder of Senior Debt until all holders of such Senior Debt have been indefeasibly paid in full, and such subrogation rights shall be subordinated to Senior Debt on substantially the same terms, mutatis mutandis, as such Subordinated Debt.

EXHIBIT B

(g) No right of any holder of Senior Debt to enforce the subordination of the Subordinated Debt shall be impaired by any act or failure to act by the Debtor or by its failure to comply with the provisions summarized in this Exhibit B.

(h) Neither the Debtor nor any holder of Subordinated Debt shall make, enter into, or permit, any amendment, waiver or modification with respect to the subordination provisions summarized in this Exhibit B without the consent of the Administrative Agent.

(i) Each holder of any Subordinated Debt by accepting to hold such Subordinated Debt acknowledges and agrees that the subordination provisions summarized in this Exhibit B are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance or incurrence of such Subordinated Debt, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

(j) Application of the foregoing provisions to Subordinated Debt, the subordination effected thereby and the rights of the holders of the Senior Debt shall not be affected by (i) any amendment of or addition or supplement to any Senior Debt, any instrument or agreement relating thereto or providing collateral security therefor, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of any Senior Debt, any instrument or agreement relating thereto or providing collateral security therefor, or any release of any collateral that may from time to time be securing any Senior Debt or of any Person providing credit support in respect of any Senior Debt, and (iii) any waiver, consent, release, indulgence, extension, renewal, modification, delay or any other action, inaction or omission in respect of any Senior Debt, any instrument or agreement relating thereto or providing collateral security therefor.

EXHIBIT C-1

PLEDGE AGREEMENT (SINGAPORE LAW)

EXHIBIT C-2

LENDER: [                    ]

PRINCIPAL AMOUNT; $[        ]

REVOLVING CREDIT NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, [GLOBAL A&T ELECTRONICS LTD.] [SUBSIDIARY BORROWER], hereby severally promises to pay to the Lender set forth above or its registered assigns, in immediately available funds at the relevant Administrative Agent’s Office, such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement; the term “Credit Agreement” shall be defined to refer to the Credit Agreement, dated as of January 31, 2013, among GLOBAL A&T ELECTRONICS LTD., a company incorporated in the Cayman Islands with registered office at Maples Corporate Services Limited (formerly known as M&C Corporate Services Limited), P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), each Subsidiary Borrower that becomes a party thereto and borrower thereunder in accordance with Section 2.13 thereto, (together with the Company, the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent and Citicorp International Limited, as Security Agent, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement in lawful money of the United States of America.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or an a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the

EXHIBIT C-2

happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

EXHIBIT C-2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[GLOBAL A&T ELECTRONICS LTD.]

[SUBSIDIARY BORROWER]

By:

Name:

Title:

EXHIBIT C-2

LOANS AND PAYMENTS

Date	Amount of Loan ($)	Maturity Date	Payments of Principal/Interest ($)	Principal Balance of Note ($)	Name of Person Making the Notation

EXHIBIT D

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of January 31, 2013, among GLOBAL A&T ELECTRONICS LTD., a company incorporated in the Cayman Islands with registered office at Maples Corporate Services Limited (formerly known as M&C Corporate Services Limited), P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), each Subsidiary Borrower that becomes a party thereto and borrower thereunder in accordance with Section 2.13 thereto, (together with the Company, the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent and Citicorp International Limited, as Security Agent, as amended, restated, extended, supplemented or otherwise modified in writing from time to time (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02 of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1. [Attached hereto as Exhibit [A] is the consolidated balance sheet of the Borrower and its Subsidiaries as at the fiscal year ended [        ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers or any other independent registered public accounting firm reasonably satisfactory to the Administrative Agent, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.]

2. [Attached hereto as Exhibit [B] is the consolidated balance sheet of the Borrower and its Subsidiaries as at the fiscal quarter ended [        ], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and each of which fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.]

3. [Attached hereto as Exhibit [C] are (i) a report setting forth (A) a description of any change in the jurisdiction of organization of any Loan Party, (B) a list of any material Intellectual Property acquired by any Loan Party and (C) a description of any Person that has become a Subsidiary of the Company since the date of the most recent report delivered pursuant to Section 6.02(d)(i) of the Credit Agreement, or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by this Compliance Certificate requiring a mandatory prepayment under Section 2.04(b) of the Credit Agreement and (iii) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of this Compliance Certificate.

EXHIBIT D

4. We confirm that the Debt Service Coverage Ratio is [not less than 1.20 to 1.00 / less than 1.20 to 1.00. [We will be issuing a notice of prepayment for the purposes of and in accordance with Section 7.15(b) of the Credit Agreement]]. The relevant computations and calculations are attached hereto as Exhibit [D].

5. We confirm that the Net Leverage Ratio for the most recently ended fiscal quarter is [—]. The relevant computations and calculations are attached hereto as Exhibit [E].

To my knowledge, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, at no time during the period between [                    ] and [                    ] (the “Certificate Period”) did a Default or an Event of Default exist. 1

[Remainder of Page Intentionally Blank]

[1]	[If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto (including the delivery of a “Notice of intent to Cure” concurrently with delivery of this Compliance Certificate) on Annex A attached hereto.]

EXHIBIT D

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this [    ] day of [            ,        ]

GLOBAL A&T ELECTRONICS LTD.

By:

Name:

Title:

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement; the term “Credit Agreement” shall be defined to refer to the Credit Agreement, dated as of January 31, 2013, among GLOBAL A&T ELECTRONICS LTD., a company incorporated in the Cayman Islands with registered office at Maples Corporate Services Limited (formerly known as M&C Corporate Services Limited), P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), each Subsidiary Borrower that becomes a party thereto and borrower thereunder in accordance with Section 2.13 thereto, (together with the Company, the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent and Citicorp International Limited, as Security Agent, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including participations in any Letters of Credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor (the “Assignor”):

2. Assignee (the “Assignee”):

[Assignee is a Lender.]

[Assignee is an Affiliate of: [Name of Lender]]

3. Borrower: [GLOBAL A&T ELECTRONICS LTD.][SUBSIDIARY BORROWER]

4. Administrative Agent: [JPMorgan Chase Bank, N.A.]

5. Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Revolving Credit Facility	$	$	%

Effective Date: [                    ]

[Remainder of Page Intentionally Blank]

[1]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:

Name:

Title:

[NAME OF ASSIGNEE], as Assignee

By:

Name:

Title:

[Consented to and] Accepted:

[JPMorgan Chase Bank, N.A.],

as Administrative Agent,

By:

Name:
Title:[2]
[ ]

as Revolving Credit Lender,

By:

Name:
Title:[3]
[ ]

as Revolving Credit Lender,

By:

Name:
Title:[4]

[GLOBAL A&T ELECTRONICS LTD.]

[SUBSIDIARY BORROWER],

as Borrower

By:

Name:
Title:[5]

[3]	Consent required for any assignment of any of the Revolving Credit Facility.
[4]	Consent required for any assignment of any of the Revolving Credit Facility.
[5]	No consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a) or (c) of the Credit Agreement has occurred and is continuing, any Assignee.

ANNEX 1 TO EXHIBIT E

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of any Loan Party, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by any Loan Party, or any of their Subsidiaries or Affiliates or any other Person of any of their obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.16 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This

Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption, This Assignment and Assumption shall be construed in accordance with and governed by the Laws of the State of New York.

EXHIBIT F

GUARANTY

EXHIBIT G

SECURITY DEED

EXHIBIT H

OPINION MATTERS - COUNSEL TO LOAN PARTIES

EXHIBIT H-1

OPINION OF COUNSEL TO LOAN PARTIES (NEW YORK)

EXHIBIT H-2

OPINION OF COUNSEL TO LOAN PARTIES (SINGAPORE)

EXHIBIT H-3

OPINION OF COUNSEL TO LOAN PARTIES (CAYMAN ISLANDS)

EXHIBIT H-4

OPINION OF COUNSEL TO LOAN PARTIES (HONG KONG)

EXHIBIT H-5

OPINION OF COUNSEL TO LOAN PARTIES (THAILAND)

EXHIBIT H-6

OPINION OF COUNSEL TO LOAN PARTIES (TAIWAN)

EXHIBIT I

[LETTERHEAD OF PROCESS AGENT]

[Date]

Global A&T Electronics Ltd.

[                    ]

Attention: [                    ]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 31, 2013, among GLOBAL A&T ELECTRONICS LTD., a company incorporated in the Cayman Islands with registered office at Maples Corporate Services Limited (formerly known as M&C Corporate Services Limited), P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), each Subsidiary Borrower that becomes a party thereto and borrower thereunder in accordance with Section 2.13 thereto, (together with the Company, the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent and Citicorp International Limited, as Security Agent, as amended, restated, extended, supplemented or otherwise modified in writing from time to time. Pursuant to the Credit Agreement the Borrower appoints [                    ] (at its office located on the date hereof at [[                    ], New York, New York 10011, United States of America] [[                    ] Singapore, Singapore]) as its authorized agent for service of process, in its name, place and stead, to receive, on behalf of itself, services of copies of all summons and complaint and any other legal process which may be served in any action or proceeding brought in [New York state courts or U.S. federal courts sitting in New York][any competent court of Singapore] arising out of or in connection with such agreement.

The undersigned hereby (a) informs you that it accepts such appointment by the Borrower as set forth in section 10.23 of such agreement and (b) agrees with you that (i) it will not terminate such agency relationship prior to [            ], 2014, (ii) it will maintain an office in [New York, New York, United States of America] [Singapore, Singapore] at all times to and including such date and will give you prompt notice of any change of its address during such period and (iii) it will promptly forward to the Borrower at the address set forth above any summons, complaint or other process that the undersigned receives in connection with its appointment as such agent and attorney-in-fact of the Borrower. The undersigned acknowledges receipt of $        for such irrevocable [    ]-year appointment. This acceptance and agreement shall be binding upon the undersigned and all successors of the undersigned.

Very truly yours,

[ ]

By:
Name:
Title:

EXHIBIT J

SUBSIDIARY BORROWER ASSUMPTION LETTER

BORROWING SUBSIDIARY ASSUMPTION LETTER, dated as of              20    (this “Agreement”), among [NAME OF SUBSIDIARY BORROWER], a                     (the “Subsidiary”), GLOBAL A&T ELECTRONICS LTD., a company incorporated in the Cayman Islands with registered office at Maples Corporate Services Limited (formerly known as M&C Corporate Services Limited), P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), [INSERT OTHER BORROWERS, a                     (each a “Subsidiary Borrower”)] and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of January 31, 2013, as further amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among the Company and the Subsidiary Borrowers referred to therein (the Company and the Subsidiary Borrowers collectively, the “Borrowers”), the Syndication Agent named therein, the Documentation Agent named therein and the Administrative Agent and the Lenders.

The parties hereto hereby agree as follows:

1. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2. Pursuant to Section 2.13 of the Credit Agreement, the Borrowers hereby designate the Subsidiary as a Subsidiary Borrower under the Credit Agreement.

3. The Borrower and the Subsidiary, jointly and severally, represent and warrant that the representations and warranties contained in the Credit Agreement are true and correct on and as of the date hereof to the extent such representations and warranties relate to the Subsidiary and this Agreement.

4. The Borrower agrees that the guarantee of the Guarantors will apply to the obligations of the Subsidiary as a Subsidiary Borrower.

5. Upon execution of this Agreement by the Company and satisfaction of the conditions set forth below in Section 6, (i) the Subsidiary shall be a party to the Credit Agreement and shall be a Subsidiary Borrower and a Borrower for all purposes thereof, and the Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement and (ii) the Subsidiary shall be a party to the Guarantee executed and delivered by the Guarantors and shall be a Subsidiary Guarantor for all purposes thereof, and the Subsidiary hereby agrees to be bound by all provisions of such Guarantee.

6. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Subsidiary Borrower in form and substance reasonably satisfactory to the Administrative Agent:

(i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Subsidiary Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement, the Credit Agreement and the other Loan Documents; and

EXHIBIT J

(ii) an opinion from (i) Latham & Watkins LLP, New York counsel to the Loan Parties substantially in the form of Exhibit H-1 to the Credit Agreement, (ii) WongPartnership LLP, Singapore counsel to the Loan Parties substantially in the form of Exhibit H-2 to the Credit Agreement in the case of a Subsidiary Borrower organized in Singapore, (iii) Maples & Calder, Cayman Islands counsel to the Loan Parties substantially in the form of Exhibit H-3 to the Credit Agreement in the case of a Subsidiary Borrower organized in the Cayman Islands, (iv) Stephenson Harwood, Hong Kong counsel to the Loan Parties substantially in the form of Exhibit H-4 to the Credit Agreement in the case of a Subsidiary Borrower organized in Hong Kong, (v) Siam Premier International Law Office Limited, Thai counsel to the Loan Parties substantially in the form of Exhibit H-5 to the Credit Agreement in the case of a Subsidiary Borrower organized in Thailand, each of the foregoing as modified to address the accession of such Subsidiary Borrower to the Credit Agreement and (vi) Jones Day, Taiwan counsel to the Loan Parties substantially in the form of Exhibit H-6 to the Credit Agreement in the case of a Subsidiary Borrower organized in Taiwan;

(b) The Administrative Agent shall have received the Organization Documents, board and (if required locally) shareholder resolutions and any other usual corporate documentation for the Subsidiary Borrower;

(c) The Arrangers shall have received all documentation and other information reasonably requested in writing by it in order to allow the Arrangers and the Administrative Agent to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(d) The Administrative Agent shall have received evidence of appointment of a process agent to receive service of process for such Subsidiary Borrower in New York City and Singapore.

7. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

8. This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original, and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

[SUBSIDIARY]

By:

Name:

Title:

GLOBAL A&T ELECTRONICS LTD.

By:

Name:

Title:

[JPMorgan Chase Bank, N.A.],

as Administrative Agent

By:

Name:

Title:

EXHIBIT K

JOINDER AGREEMENT

JOINDER AGREEMENT dated as of [—] to the CREDIT AGREEMENT dated as of January 31, 2013 (the “Credit Agreement”), GLOBAL A&T ELECTRONICS LTD., a company incorporated in the Cayman Islands with registered address at Maples Corporate Services Limited (formerly known as M&C Corporate Services Limited), P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”), each Subsidiary Borrower that becomes a party thereto and borrower thereunder in accordance with Section 2.13 thereto, (together with the Company the “Borrowers” and each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) JPMorgan Chase Bank, N.A., as Administrative Agent, and Citicorp International Limited, as Security Agent, as amended, restated, extended, supplemented or otherwise modified in writing from time to time

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[B. As a condition to the ability of the Borrowers to incur L/C Obligations under the Credit Agreement, a Lender under the Credit Agreement is required to be identified as an “L/C Issuer” for purposes of the Credit Agreement and to become a party to the Credit Agreement pursuant to Section 2.03(j) thereof. An L/C Issuer may become subject to and bound by the Credit Agreement upon its execution and delivery of an instrument in the form of this Joinder Agreement. The undersigned Lender has agreed to be an L/C Issuer under the Credit Agreement and accordingly is executing this Joinder Agreement in accordance with the requirements of Section 2.03(j) of the Credit Agreement.]8

OR

[B. Section 9.02(c) requires the person who is appointed as the “Taiwan Security Agent” under the terms of the Credit Agreement to enter into a Joinder Agreement under which it will accede to the terms of the Credit Agreement. The undersigned Lender has agreed to be the Taiwan Security Agent under the Credit Agreement and accordingly is executing this Joinder Agreement in accordance with the requirements of Section 9.02(c) of the Credit Agreement.]9

Accordingly, the parties hereto agree as follows:

[SECTION 1. In accordance with Section 2.03(j) of the Credit Agreement, [—] (the “Joining Party”), by its signature below, shall become an L/C Issuer under, and shall become subject to and bound by, the terms of the Credit Agreement relating to an L/C Issuer with the same force and effect as if it had originally been named therein as an L/C Issuer, and each of the Loan Parties and the Administrative Agent, on its own behalf and on behalf of the Lenders, hereby confirm their acceptance of [—] as an L/C Issuer for the purposes of the Credit Agreement.]1

[8]	Select this option for joinder of the L/C Issuer.
[9]	Select this option for joinder of the Taiwan Security Agent.

EXHIBIT K

OR

[SECTION 1. In accordance with Section 9.02(c) of the Credit Agreement, [—] (the “Joining Party”) , by its signature below, shall become the Taiwan Security Agent under, and shall become subject to and bound by, the terms of the Credit Agreement relating to the Taiwan Security Agent with the same force and effect as if it had originally been named therein as the Taiwan Security Agent, and each of the Borrower (on its own behalf and on behalf of the Loan Parties) and the Administrative Agent (on its own behalf and on behalf of the Lenders) hereby confirm their acceptance of [—] as the Taiwan Security Agent for the purposes of the Credit Agreement.]2

SECTION 2. The Joining Party represents and warrants that (i) it has full power and authority to enter into this Joinder Agreement, and (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Administrative Agent shall have received a counterpart of this Joinder that bears the signature of the Joining Party. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Joining Party shall be given to it at its address set forth below its signature hereto.

EXHIBIT K

IN WITNESS WHEREOF, the Joining Party has duly executed this Joinder Agreement as of the day and year first above written.

[—], as Joining Party,

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

Acknowledged by:

[JPMorgan Chase Bank, N.A.],

as Administrative Agent,

By:

Name:
Title:
[ ]

[GLOBAL A&T ELECTRONICS LTD.]

[SUBSIDIARY BORROWER],

as Borrower

By:

Name:
Title:

EXHIBIT L

INTERCREDITOR AMENDMENT AGREEMENT

EXHIBIT M

FIRST PRIORITY INTERCREDITOR AGREEMENT